UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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☒      Definitive Proxy Statement
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Weingarten Realty Investors

(Name of registrant as specified in its charter)

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WEINGARTEN REALTY INVESTORS

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
May 4, 2011

To Our Shareholders:

You are invited to attend our annual meeting of shareholders that will be held at our principal office located at 2600 Citadel Plaza Drive, Houston, Texas 77008, on Wednesday, May 4, 2011, at 9:00 a.m., Central Time.  The purpose of the annual meeting is as follows:

1.	To elect nine trust managers to serve until their successors are elected and qualified;

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011;

3	To conduct an advisory vote on executive compensation;

4	To conduct an advisory vote on the frequency of future advisory votes on executive compensation; and

5.	To transact such other business as may properly come before the meeting.

Only shareholders of record at the close of business on March 7, 2011 are entitled to notice of and to vote at the annual meeting.

Your vote is important.  You may vote your shares using the Internet or the telephone by following the instructions on page 1 of the proxy statement.  Of course, you may also vote by returning a proxy if you received a paper copy of this proxy statement.  If you attend the annual meeting, you may change your vote or revoke your proxy by voting your shares in person.

Please contact our Investor Relations Department at (800) 298-9974 or (713) 866-6000 if you have any questions.

By Order of the Board of Trust Managers,

M. Candace DuFour
Senior Vice President and Secretary
March 25, 2011
Houston, Texas

Important Notice Regarding Availability of Proxy Materials for our
Annual Meeting of Shareholders to be held on May 4, 2011

The proxy statement and annual report to shareholders are available at www.proxyvote.com and under the Investor Relations section of our website at www.weingarten.com under "SEC Filings."

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TABLE OF CONTENTS, continued

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WEINGARTEN REALTY INVESTORS
2600 Citadel Plaza Drive, Houston, Texas 77008

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
To be Held on Wednesday, May 4, 2011

The Board of Trust Managers of Weingarten Realty Investors is soliciting your proxy to vote on matters that will be presented at our 2011 Annual Meeting of Shareholders (the “Annual Meeting”) to be held at our principal office in the lobby located at 2600 Citadel Plaza Drive, Houston, Texas 77008, on Wednesday, May 4, 2011, at 9:00 a.m., Central Time.  Our proxy materials, including this Proxy Statement, the Notice of Annual Meeting of Shareholders, the proxy card, notice of internet availability or voting instruction card and our 2010 Annual Report are being distributed and made available on or about March 25, 2011.  As used herein, “Weingarten” or the “Company” refers to Weingarten Realty Investors, a Texas real estate investment trust (“REIT”).

INFORMATION ABOUT THE MEETING

Who May Vote

Only shareholders of record at the close of business on March 7, 2011 are entitled to notice of, and to vote at, the Annual Meeting.  As of March 7, 2011, we had 120,636,689 common shares of beneficial interest (“common shares”) issued and outstanding.  Each common shareholder of record is entitled to one vote per share on each matter properly brought before the Annual Meeting.

In accordance with our amended and restated bylaws, a list of shareholders entitled to vote at the Annual Meeting will be available at the Annual Meeting and for 10 days prior to the Annual Meeting, between the hours of 9:00 a.m. and 4:00 p.m. Central Time, at our principal executive office listed above.

How You May Vote

Shareholders may vote in person at the Annual Meeting or by proxy.  The three methods to vote by proxy are: over the Internet, by telephone or by using a traditional proxy card.

•	To vote over the Internet, go to www.proxyvote.com and follow the instructions there. You will need the 12 digit number included on your proxy card or notice.

•	To vote by telephone, please call (800) 690-6903 and follow the instructions. You will need the 12 digit number included on your proxy card or notice.

•
If you received a notice and wish to vote by traditional proxy card, you can request a full set of Annual Meeting materials, which will be provided to you at no charge, through one of the following methods:

(1)	by internet: www.proxyvote.com;
(2)	by telephone: (800) 579-1639; or
(3)	by email: sendmaterial@proxyvote.com (your email should contain the 12 digit number in the subject line).

In accordance with the rules of the Securities and Exchange Commission (“SEC”), the foregoing website does not use “cookies,” track user moves or gather any personal information.

Internet and telephone voting facilities for shareholders will be available 24 hours a day and the deadline for voting by these methods is 11:59 p.m., Eastern Time, on May 3, 2011.  If you are a registered shareholder and attend the meeting, you may deliver your completed proxy card in person.  If you properly sign and return your proxy card or complete your proxy via the telephone or Internet, your shares will be voted as you direct.  If you sign and return your proxy but do not specify how you want your shares voted, they will be voted as follows:

•	Proposal One – voted FOR the proposal
•	Proposal Two – voted FOR the proposal
•	Proposal Three – voted FOR the proposal
•	Proposal Four – voted FOR a THREE YEAR frequency

If your shares are held by a bank, brokerage firm or other nominee, you are considered the "beneficial owner" of shares held in "street name."  If your shares are held in street name, these proxy materials are being forward to you by your bank, brokerage firm or other nominee (the "record holder"), along with a voting instruction card.  As the beneficial owner, you have the right to direct your record holder how to vote your shares, and the record holder is required to vote your shares in accordance with your instructions.  In addition, as the beneficial holder of shares, you are entitled to attend the Annual Meeting.  If you are a beneficial owner, however, you may not vote your shares in person at the meeting unless you obtain a legal proxy, executed in your favor, from the record holder of your shares.

If your shares are held in street name and you do not give voting instructions, pursuant to the rules of the New York Stock Exchange ("NYSE"), the record holder will not be permitted to vote your shares with respect to Proposals One, Three and Four, and your shares will be considered "broker non-votes" with respect to these proposals.  If your shares are held in street name and you do not give voting instructions, the recorder holder will nevertheless be entitled to vote your shares with respect to Proposal Two in the discretion of the record holder.

Broker non-votes will be treated as shares present for quorum purposes, but not entitled to vote.  Therefore, broker non-votes will not affect the outcome of Proposals One, Three or Four.

Abstentions will have no effect on Proposals One or Four.  With respect to Proposals Two and Three, abstentions and broker non-votes will be treated as shares present for quorum purposes and entitled to vote, so they will therefore be equivalent to a vote against such proposals.

We know of no business to be conducted at the Annual Meeting other than Proposals One, Two, Three and Four.  Our amended and restated bylaws require shareholders to give advance notice of any proposal intended to be presented at the meeting.  The deadline for this notice has passed and we did not receive any such notice.  If any other matter properly comes before the shareholders for a vote at the Annual Meeting, the proxy holders named in the proxy card will vote your shares in accordance with their best judgment.

Receipt of More than One Proxy Card

You may receive multiple proxy cards if you hold common shares in different ways (such as, trusts, custodial accounts) or in multiple accounts.  You should vote and sign each proxy card you receive.

How You May Revoke Your Vote

You may revoke your proxy and change your vote at any time before the Annual Meeting by submitting a written notice to our Secretary, by submitting a later dated and properly executed proxy (including by means of a telephone or Internet vote) or by voting in person at the Annual Meeting.

What Constitutes a Quorum

The presence, in person or represented by proxy, of the holders of a majority (60,318,345 shares) of the common shares entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting.  However, if a quorum is not present at the Annual Meeting, the shareholders present in person or represented by proxy have the power to adjourn the Annual Meeting until a quorum is present or represented.  Pursuant to our amended and restated bylaws, abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum at the Annual Meeting.  A broker “non-vote” occurs when a nominee holding common shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

Votes Required to Approve Proposals

Assuming a quorum is present at the annual meeting, the following votes are required to approve each proposal:

Proposal One: Election of Trust Managers
The affirmative vote of the holders of a majority of the common shares present in person or represented by proxy is required to re-elect our nine trust managers.  Any trust manager who is currently on the Board shall remain on the Board, regardless of the number of votes he receives, unless he is replaced by a nominee who receives the requisite vote to become a new trust manager.  All of the nominees currently serve as a trust manager.  Abstentions and broker non-votes are not counted for purposes of the election of trust managers.

Proposal Two: Ratification of Independent Registered Public Accounting Firm
The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm requires the affirmative vote of the holders of a majority of the common shares represented in person or by proxy at the annual meeting and entitled to vote thereon in order to be approved.  Abstentions and broker non-votes have the same effect as votes cast against this proposal.

Proposal Three: Advisory (Non-Binding) Vote on Executive Compensation
The advisory vote on executive compensation requires the affirmative vote of the holders of a majority of the common shares represented in person or by proxy at the annual meeting and entitled to vote thereon in order to be approved.  Abstentions and broker non-votes have the same effect as votes cast against this proposal.

Proposal Four: Advisory (Non-Binding) Vote Determining the Frequency of Advisory Votes on Executive Compensation
The advisory vote on determining the frequency of advisory votes on executive compensation requires the affirmative vote of the holders of a majority of the common shares represented in person or by proxy at the annual meeting and entitled to vote thereon in order to be approved.  Abstentions and broker non-votes are not counted for purposes of the advisory vote on determining the frequency of advisory votes on executive compensation.

Cost of Proxy Solicitation

The cost of soliciting proxies will be borne by us.  Proxies may be solicited on our behalf by our trust managers, officers, employees or soliciting service in person, by telephone, facsimile or by other electronic means.  In accordance with SEC regulations and the rules of the NYSE, we will reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in mailing proxies and proxy materials and soliciting proxies from the beneficial owners of our common shares.

Use of the Internet for Delivery of Materials

This year, we again have elected to take advantage of the SEC's rule that allows us to furnish proxy materials to you online.  We believe electronic delivery will expedite shareholders' receipt of materials, while lowering costs and reduce the environmental impact of our Annual Meeting by reducing printing and mailing of full sets of materials.  On or about March 25, 2011, we mailed to our shareholders a Notice containing instructions on how to access our proxy statement and annual report online.  If you received a Notice by mail, you will not receive a printed coy of the proxy materials, unless you specifically requested one.  The Notice contains instructions on how to receive a paper copy of the materials.

GOVERANCE OF OUR COMPANY

Independence of Trust Managers

Our Corporate Governance Guidelines provide that a majority of the trust managers serving on our Board of Trust Managers (the “Board”) must be independent as required by the listing standards of the NYSE and the applicable rules promulgated by the SEC.

Our Board has determined that each of the following trust managers standing for re-election has no material relationship with us (either directly or as a partner, shareholder or officer of an organization that has a relationship with us) and is independent within the meaning of our trust manager independence standards, which reflect the NYSE Director Independence Standards, as currently in effect:  Messrs. Crownover, Cruikshank, Lasher, Schnitzer, Shaper and Shapiro.  The Board has determined that Messrs. A. Alexander and S. Alexander are not independent trust managers within the meaning of the NYSE Director Independence Standards.  Mr. Dow is considered independent under the NYSE Director Independence Standards; however, due to his working relationship with the Company, the Board has elected to not consider him an independent trust manager.  Furthermore, the Board has determined that each of the members of each of the Governance, Audit and Management Development and Executive Compensation Committees has no material relationship with us (either directly as a partner, shareholder or officer of an organization that has a relationship with us) and is independent within the meaning established by the NYSE.

Audit Committee Financial Expert. The Board has determined that Messrs. Cruikshank and Shaper meet the definition of Audit Committee financial expert promulgated by the SEC and are independent, as defined in the NYSE Listing Standards.

Committee Charters and other Governance Materials.  Our Board has adopted (1) a governance and nominating committee charter, a management development and executive compensation committee charter and an audit committee charter; (2) standards of independence for our trust managers; (3) a code of conduct and ethics for all trust managers, officers and employees; and (4) corporate governance guidelines.  Our governance and nominating committee charter, management development and executive compensation committee charter, audit committee charter, corporate governance guidelines and code of conduct and ethics are available on our web site at www.weingarten.com.  These materials are also available in print to any shareholder who requests them by submitting a request to Kristin Horn, Director of Investor Relations, 2600 Citadel Plaza Drive, Suite 125, Houston, Texas 77008.

Communications with the Board.  Individuals may communicate with the Board by sending a letter to:

M. Candace DuFour
Senior Vice President and Secretary
2600 Citadel Plaza Drive, Suite 125
Houston, Texas  77008

All trust managers have access to this correspondence.  Communications that are intended specifically for non-management trust managers should be sent to the street address noted above, to the attention of the Chairman of the Governance and Nominating Committee.  In accordance with instructions from the Board, the Secretary to the Board reviews all correspondence, organizes the communications for review by the Board, and distributes communications to the full Board or individual trust managers as appropriate.

Whistleblowing and Whistleblower Protection Policy.  Our Audit Committee has established procedures for (1) the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and (2) the confidential and anonymous submission by our employees of concerns regarding questionable accounting or auditing matters.  Individuals may contact our Audit Committee to report complaints or concerns relating to our financial reporting by writing to the Chairman of our Audit Committee, in care of our Senior Vice President and Secretary as listed above.  Any such communications may be made anonymously.

Executive Sessions.  Generally, executive sessions of non-employee trust managers are held at the end of each board meeting.  In accordance with our corporate governance guidelines, our independent trust managers will meet at least once per year in executive session.  The Chairman of the Governance and Nominating Committee, currently James W. Crownover, serves as Chairman during any executive session.  During 2010, our non-employee trust managers met three times in executive session.

Board Leadership Structure

One of our Board’s key responsibilities is to evaluate and determine the optimal leadership structure in which to provide independent oversight of management.  While acknowledging that there is no single established guideline on board leadership structure and given the competitive and changing environment in which we operate, the proper board leadership structure may vary as circumstances warrant.

Since 2001, we operate under a board leadership structure with separate roles for our Chief Executive Officer and Chairman of the Board (“Chairman”).  Since that time, we have had no changes in persons serving these roles. The Company has a well-developed, institutional-style Board of Trust Managers, comprised of the Chairman, Chief Executive Officer and seven non-employee trust managers.  We believe it is the Chief Executive Officer’s responsibility to run our Company and the Chairman’s responsibility to run the Board.  As trust managers continue to have more oversight responsibility, we believe it is beneficial to have a Chairman whose job is to lead the Board, as well as facilitating communication amongst trust managers and management and setting the Board’s agendas in consultation with the Chief Executive Officer.

Our Board consists of a majority of independent trust managers who are currently serving or have served as members of senior management and/or directors of other companies.  These independent and non-executive trust managers meet regularly in executive session without the presence of management or executive trust managers in order to encourage free discussion among the independent and non-executive trust managers and to assure independent oversight of management.  Furthermore, our Board committees, which oversee significant matters such as the integrity of our financial statements, the compensation of executive management, and the development and execution of corporate governance policies, are comprised solely of independent trust managers.  Our independent and non-executive trust managers offer suggestions on the Board meeting agendas, provide feedback to our Chief Executive Officer following executive sessions and provide guidance in implementing key strategies.  In addition, the Board has an annual self-assessment, which is overseen by the Governance and Nominating Committee, in which the trust managers consider whether the current leadership structure continues to be optimal for us and our shareholders.  Therefore, our Board believes that due to the number of independent, experienced trust managers on the Board and the roles that our independent and non-executive trust managers perform provide effective corporate governance and independent oversight of both our Board and our executive officers.  Our current leadership structure, when combined with our independent and non-executive trust managers’ component of our Board and our overall corporate governance structure, creates a balance between strong and consistent leadership and independent oversight of our business.

Board’s Role in Risk Oversight

Although our Board is responsible for the oversight of our risk management, our Audit Committee is primarily responsible for overseeing the Company’s risk management function on behalf of the Board.  The Audit Committee receives regular updates from management regarding the Company’s assessment of risks.  In addition, the Audit Committee, which also considers our risk profile, reports regularly to the Board.  The Audit Committee and the Board focus on the most significant risks facing the Company and the Company’s general risk management strategy, and also ensure that risks undertaken by us are consistent with the Board’s levels of risk tolerance.  Our Board is involved in risk oversight through direct decision-making authority with respect to significant matters and the oversight of management by our Board and its committees.  In particular, our Board administers its risk oversight function through (i) the review and discussion of regular periodic reports to our Board and its committees on topics relating to the risks that we face, including, among others, market conditions, tenant/borrower concentrations and credit worthiness, leasing activity and expirations, liquidity, compliance with debt covenants, management of debt maturities, access to debt and equity capital markets, existing and potential legal claims against us and various other legal, regulatory, accounting, and strategic matters relating to our business, (ii) the required approval by our Board or a committee of significant transactions and other decisions, including, among others, acquisitions and dispositions of properties, originations and acquisitions of loans, new borrowings and the appointment and retention of our senior management, (iii) the direct oversight of specific areas of our business by the Management Development and Executive Compensation, Audit and Governance and Nominating Committees, and (iv) regular periodic reports from our auditors and other outside consultants regarding various areas of potential risk, including, among others, those relating to our qualification as a REIT for tax purposes and our internal controls over financial reporting.  Our Board also relies on management to bring significant matters impacting our Company to its attention.  While the Board oversees our overall risk management, management is responsible for day-to-day risk management processes.  We believe this division of responsibilities is the most effective approach for addressing the risks facing us and that our board leadership structure supports this approach.

Code of Business Conduct and Ethics

Our Board has adopted a Code of Conduct and Ethics as required by the listing standards of the NYSE that applies to our trust managers, executive officers and employees.  The Code of Conduct and Ethics was designed to assist trust managers, our executive officers and our employees in complying with the law, in resolving moral and ethical issues that may arise and in complying with our policies and procedures.  Among the areas addressed by the Code of Conduct and Ethics are compliance with applicable laws, conflicts of interest, use and protection of our Company’s assets, confidentiality, public company reporting, accounting matters, records retention and fair dealing.

Procedures for Nominating Trust Managers

Trust Manager Qualifications

The Governance and Nominating Committee seeks to ensure that the Board is composed of members whose particular experience, qualifications, attributes and skills, when taken together, will allow the Board to satisfy its oversight responsibilities effectively.  In identifying trust manager candidates, the Governance and Nominating Committee considers the following: (1) the comments and recommendations of trust managers regarding the qualifications and effectiveness of the existing Board or additional qualifications that may be required when selecting new trust managers that may be made in connection with our annual board’s self-examination, (2) the required expertise and diversification comprising the current Board’s membership, (3) the independence of trust managers and any other possible conflicts of interest of existing and potential trust members and (4) any other factors the Board deems appropriate to consider.

The minimum qualifications for prospective Board members are a successful professional career as well as the potential to contribute to the effectiveness of the Board.  Beyond those minimum qualifications, the first priority in selecting members of the Board is to attract a group of individuals that will maximize shareholder value, which generally means attracting individuals of the highest capabilities.  Another focus is on individuals who demonstrate the highest ethical standards.  Critical Board functions involve setting the Company’s basic strategy, monitoring senior management and offering insight/expertise in the selection of tactics and operational policies drawing on trust managers’ outside experiences.  In discharging its responsibilities, diversity of experience and perspectives is considered valuable.  In considering Board composition and nomination for new Board members, the Governance and Nominating Committee focuses on several aspects of prior experience including real estate (especially retail shopping center real estate) experience, experience as a Chief Executive Officer of a public company, accounting/audit experience, legal experience and academic experience.

Process for Identifying and Evaluating Nominees for Trust Managers

The Governance and Nominating Committee will consider trust manager candidates proposed by shareholders on the same basis as it considers other potential candidates for Board membership.  Shareholder nominee recommendations need to include the nominee’s name, address and an explanation of the nominee’s qualifications.  Nominee’s qualifications should include biographical information evidencing that the proposed nominee meets the minimum qualifications and possesses the skills and expertise as required by the Board and as described above under “Trust Manager Qualifications.”  The submission must also include the candidate’s written consent to the nomination and to serve if elected and must be submitted in writing to M. Candace DuFour, Senior Vice President and Secretary, at P.O. Box 924133, Houston, Texas 77292-4133.  To propose recommendations for the 2012 annual meeting, see instructions under “Shareholder Proposals for 2012 Annual Meeting of Shareholders” on page 42.  We did not receive any proposals for nominating trust managers from our shareholders during 2010.

Board Meetings and Committees

During 2010, the Board held four meetings.  No trust manager attended less than 100% of the total number of Board and committee meetings on which the trust manager served that were held while the trust manager was a member of the Board or committee, as applicable.  All of our trust managers are strongly encouraged to attend our annual meeting of shareholders.  All of our trust managers attended our 2010 Annual Meeting of Shareholders.  The Board’s current standing committees are as follows:

Name	Governance and Nominating Committee	Audit Committee	Management Development and Executive Compensation Committee	Executive Committee	Pricing Committee
Employee Trust Managers:
Andrew M. Alexander				X (1)	X (1)
Stanford Alexander				X	X
Non-Employee Trust Managers:
James W. Crownover	X (1)		X
Robert J. Cruikshank		X	X	X	X
Melvin A. Dow				X
Stephen A. Lasher		X (1)	X	X	X
Douglas Schnitzer	X	X
C. Park Shaper	X	X
Marc J. Shapiro	X		X (1)		X
___________
(1)	Chairman

Governance and Nominating Committee

The Governance and Nominating Committee, which operates pursuant to a written charter, has the responsibility to (1) oversee the nomination of individuals to the Board, including the identification of individuals qualified to become trust managers and the recommendation of such nominees; (2) develop and recommend to the Board a set of governance principles; and (3) oversee matters of governance to ensure that the Board is appropriately constituted and operated to meet its fiduciary obligations, including advising the Board on matters of board organization, membership and function and committee structure and membership.  The Governance and Nominating Committee also recommends trust manager compensation and benefits.  The Governance and Nominating Committee will consider nominees made by shareholders.  The Governance and Nominating Committee recommends to the Board the slate of individuals to be presented for election as trust managers.  The Governance and Nominating Committee shall establish criteria for the selection of potential trust managers, taking into account the following desired attributes: ethics, leadership, independence, interpersonal skills, financial acumen, business experiences, industry knowledge and diversity of viewpoints.  The same criterion is applied to candidates recommended by any source. See “Governance of Our Company – Procedures for Nominating Trust Managers” on page 7 and “Shareholder Proposals for 2012 Annual Meeting of Shareholders” on page 42.  The Governance and Nominating Committee met two times in 2010.

Audit Committee

The Audit Committee, which acts pursuant to a written charter, assists the Board in fulfilling its responsibilities for general oversight of (1) our financial reporting processes and the audit of our financial statements, including the integrity of our financial statements; (2) our compliance with ethical policies contained in our code of conduct and ethics; (3) legal and regulatory requirements; (4) the independence, qualification and performance of our independent registered public accounting firm; (5) the performance of our internal audit function; and (6) risk assessment and risk management.  The Audit Committee has the responsibility for selecting our independent registered public accounting firm and pre-approving audit and non-audit services.  Among other things, the Audit Committee prepares the Audit Committee report for inclusion in the annual proxy statement; reviews the Audit Committee charter and the Audit Committee’s performance; and reviews our disclosure controls and procedures, information security policies and corporate policies with respect to financial information and earnings guidance.  The Audit Committee also oversees investigations into complaints concerning financial matters.  The Audit Committee has the authority to obtain advice and assistance from outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties.  The Audit Committee met four times in 2010.

Management Development and Executive Compensation Committee

The Management Development and Executive Compensation Committee (“Compensation Committee”) (1) discharges the Board’s responsibilities to establish the compensation of our executives; (2) produces an annual report on executive compensation for inclusion in our annual proxy statement; (3) provides general oversight for our compensation structure, including our equity compensation plans and benefit programs; and (4) retains and approves the terms of the retention of any compensation consultant or other compensation experts.  Other specific duties and responsibilities of this committee include reviewing the leadership development process; reviewing and approving objectives relative to executive officer compensation; approving employment agreements for executive officers; approving and amending our incentive compensation and share option programs (subject to shareholder approval if required); and annually evaluating its performance and its written charter.  The Compensation Committee met once in person and once via telephone conference during 2010.  The Compensation Committee retained FPL Associates L.P., an outside compensation firm, to assist in considering compensation for Messrs. A. Alexander and S. Alexander.  FPL provides no other remunerated services to the Company or any of its affiliates.

Executive Committee

The Executive Committee has the authority to enter into transactions to acquire and dispose of real property, execute certain contracts and agreements, including, but not limited to, borrowing money and entering into financial derivative contracts, leases (as landlord or tenant) and construction contracts valued up to $100 million.  The Executive Committee was established by the Board to approve these significant transactions.  The Executive Committee did not meet in person during 2010.

Pricing Committee

The Pricing Committee is authorized to exercise all the powers of the Board in connection with the offering, issuance and sale of our securities.  The Pricing Committee did not meet during 2010.

Charters

Each Board committee other than the Executive Committee and the Pricing Committee has a written charter that sets forth the purposes, goals and responsibilities of the committee.  The charters are found on our website at www.weingarten.com.

TRUST MANAGER COMPENSATION TABLE

The following table provides compensation information for the one year period ended December 31, 2010 for each non-officer member of our Board.

Trust Manager Compensation

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Total ($)

James W. Crownover	$35,000	$75,830	$110,830
Robert J. Cruikshank	34,000	75,830	109,830
Melvin A. Dow	25,000	75,830	100,830
Stephen A. Lasher	39,000	75,830	114,830
Douglas W. Schnitzer	34,000	75,830	109,830
C. Park Shaper	34,000	75,830	109,830
Marc J. Shapiro	35,000	75,830	110,830
__________________________

(1)
Each non-employee trust manager receives an annual retainer fee in the amount of $25,000. The Audit Committee Chairman received an additional $10,000 and each Audit Committee member received an additional $5,000.  The Chairmen of all other committees received an additional $6,000 and non-employee committee members received an additional $4,000. Members of the Executive and Pricing Committees receive no additional compensation for their services.

(2)
Each non-employee trust manager received an award on May 11, 2010 of 3,307 restricted shares, with a fair market value of $22.93 per share, the closing price of our common shares on the date of grant.  Restricted shares awarded to trust managers must be held for a minimum of five years from the date of grant.

PROPOSAL ONE
ELECTION OF TRUST MANAGERS

Pursuant to the Texas Business Organizations Code, our amended and restated declaration of trust and our amended and restated bylaws, our business, property and affairs are managed under the direction of the Board.  At the Annual Meeting, nine trust managers will be elected by the shareholders, each to serve until his successor has been duly elected and qualified, or until the earliest of his death, resignation or retirement.  Regardless of the number of votes each nominee receives, pursuant to the Texas Business Organizations Code, each trust manager will continue to serve unless another nominee receives the affirmative vote of the holders of 66 2/3% of our outstanding common shares.

The persons named as proxies will vote your shares as you specify.  If you fail to specify how you want your shares voted, the shares will be voted in favor of the nominees listed below.  The Board has proposed the following nominees for election as trust managers at the Annual Meeting.  Each of the nominees was nominated by the Governance and Nominating Committee and each nominee is currently a member of the Board.  The Governance and Nominating Committee did not receive any nominations for trust manager from any person.

All nominees have consented to serve as trust managers.  The Board has no reason to believe any of the nominees will be unable to act as trust manager.  However, if a trust manager is unable to stand for re-election, the Board may either reduce the size of the Board or the Governance and Nominating Committee may designate a substitute.  If a substitute nominee is named, the proxies will vote for the election of the substitute.

Nominees

Stanford Alexander, Chairman of the Board of Trust Managers since 2001.  Chief Executive Officer from 1993 to December 2000.  President and Chief Executive Officer from 1962 to 1993.  Trust manager since 1956 and our employee since 1955.  Age: 82

Mr. S. Alexander has earned a master's degree in business administration from The Harvard Business School.  Mr. S. Alexander has an over 50-year career with the Company.  During Mr. S. Alexander’s tenure, he served as Chief Executive Officer from 1993 to 2000 and as President from 1962 to 1993.  He is a past Chairman of the National Association of Real Estate Investment Trusts and is still active on the Executive Committee and Board of Governors.  Mr. S. Alexander is also a longtime member of the International Council of Shopping Centers.  Other current board positions include The University of Texas, M.D. Anderson Cancer Center Board of Visitors and Development Board, the National Trustee of National Jewish Medical and Research Center, and the University of Houston-Downtown Advisory Board.  Mr. S. Alexander’s experience and knowledge of over 50 years in the real estate industry, as well as his experience managing the Company, provide him the ability to perform his function as a member of our Board.

Andrew M. Alexander, trust manager since 1983.  Chief Executive Officer since 2001.  President since 1997.  Executive Vice President/Asset Manager from 1993 to 1996 and President of Weingarten Realty Management Company since 1993.  Senior Vice President/Asset Manager of Weingarten Realty Management Company from 1991 to 1993, and Vice President from 1990 to 1991 and Vice President from 1988 to 1990.  Mr. Alexander has been our employee since 1978.  He is a director of Academy Sports & Outdoors, Inc.  Age: 54

Mr. A. Alexander graduated from the University of Texas with highest honors majoring in real estate.  Mr. A. Alexander joined the Company in 1978 as a Leasing Executive in the Retail Division.  He was appointed Director of the Industrial Division in 1982, and was made Vice President in 1988.  In 1985, Mr. A. Alexander was promoted to Director of Leasing and was named Senior Vice President in 1991.  In 1993, Mr. A. Alexander was appointed President of Weingarten Realty Management Company while still serving as Senior Vice President for the Company.  He was named President of the Company in 1997 and was appointed the Company’s Chief Executive Officer in 2001.

Mr. A. Alexander is active in a number of civic and charitable organizations.  He also serves as a director of The Houston Food Bank, The Texas Medical Center and The Greater Houston Partnership.  He has previously served on a number of boards including Houston Achievement Place and The Gladney Center.  Mr. A. Alexander serves on the Board of the National Association of Real Estate Investment Trust, our trade association and is a Trustee and past Chairman of The International Council of Shopping Centers.  Mr. A. Alexander’s knowledge of the Company, experience serving as President and Chief Executive Officer and on other boards and his ability to understand complex financial and real estate transactions provides him the ability to perform his function as a member of our Board.

James W. Crownover, trust manager since 2001.  Since 1998, Mr. Crownover has served on a number of corporate boards, donated his time to charitable endeavors and managed his personal investments.  He currently serves as a director of Chemtura Corporation (Health, Safety and Environmental Committee Chairman, Compensation Committee member and Nominating and Governance Committee member), FTI Consulting, Inc. (Compensation Committee Chairman and Nominating and Corporate Governance Committee member) and Republic Services, Inc. (Audit Committee member and Integration Committee member).  Previously he served on the boards of Unocal Corporation (Audit Committee Chairman and Pension Committee Chairman), Great Lakes Chemical Corporation (Presiding Director) which merged into Chemtura Corporation and Allied Waste Industries (Governance Committee Chairman and Audit Committee member) which merged into Republic Services, Inc.  Among several charitable roles, he serves as Chairman of the Board of Trustees of Rice University.  Age: 67

Mr. Crownover has earned a master's degree in business administration from The Stanford Business School.  Mr. Crownover completed a 30-year career with McKinsey & Company, Inc. (“McKinsey”), an international consulting firm, in 1998.  He was managing partner of its southwest practice from 1984 to 1994 and a member of its board of directors from 1990 to 1998.  Mr. Crownover was a leader of McKinsey’s energy practice through much of this period, working Asia, Europe and Latin America, as well as the United States.  This practice dealt with strategy, organizational and operational issues.

Mr. Crownover’s knowledge of the Company, his extensive involvement in serving on corporate boards, his work on a range of board committees (frequently as committee chairman), his experience in dealing with business issues over a number of years with McKinsey and his significant work internationally provide him the ability to perform his function as a member of our Board.

Robert J. Cruikshank, trust manager since 1997.  Since 1993, Mr. Cruikshank has managed his personal investments.  Senior Partner of Deloitte & Touche LLP from 1989 to 1993 and Managing Partner from 1974 to 1989.  He currently serves on the board of MAXXAM, Inc. (Conflicts Committee member, Compensation Committee member and Compliance Committee member) and has served in this position since May 1993.  He also served on the boards of: Kaiser Aluminum Corporation (Audit Committee member and Compensation Committee member) from 1997 to 2007 and Encysive Pharmaceuticals Inc. (Audit Committee member) from 1993 to 2008.  Age: 80

Mr. Cruikshank is a certified public accountant (“CPA”) and completed the Harvard Advanced Management Program.  He worked for Deloitte & Touche  LLP, a major, internationally recognized audit firm, primarily in the audit function for 37 years, of which part of his tenure was on our engagement.  Additionally, for two years, Mr. Cruikshank served as visiting lecturer at Rice University where he taught auditing to fifth year students.

Mr. Cruikshank’s training as a CPA emphasized statistical sampling methods, risk management assessment and technical auditing and generally accepted accounting principals (“GAAP”) applications.  This knowledge and experience enables him to understand, as well as question, both our internal and external auditors.  Prior Audit Committee experience, primarily while on the board of a trading business, required extensive risk management knowledge and the establishment of acceptable risk tolerance ranges for monetary investments.  Mr. Cruikshank’s knowledge of the Company, experience serving other boards and his ability to understand GAAP and public company reporting requirements provide him the ability to perform his function as a member of our Board.

Melvin A. Dow, trust manager since 1984.  Partner of Haynes and Boone, LLP since January 2010.  Served as a Shareholder with Winstead P.C. (Formally Winstead, Sechrest & Minick P. C.) from 2001 to 2009.  Chairman/Chief Executive Officer of Dow, Cogburn & Friedman, P.C. (which merged with Winstead, Sechrest & Minick P.C. in 2001) from 1995 to 2001.  Age: 83

Mr. Dow has earned a juris doctorate degree from Harvard Law School.  Mr. Dow was a founding partner of Dow, Cogburn & Friedman law firm which subsequently merged with Winstead, Sechrest & Minick P.C.  Mr. Dow has extensive experience with a wide range of sophisticated business and commercial real estate transactions, including the structuring of transactions, negotiation of business issues and the supervision of complex documentation.  His work involves a broad range of properties, including shopping centers, office buildings, subdivision developments, warehouse/industrial properties and unimproved land.

Mr. Dow is a charter member of the American College of Real Estate Lawyers, has been included in Best Lawyers in America for 26 consecutive years (based on election by peers); has lectured on real estate law subjects at various legal seminars; and has served as a member of the Harvard Law School Board of Overseers' Visiting Committee.  Mr. Dow’s knowledge, contributions and experience within the real estate industry provide him the ability to perform his function as a member of our Board.

Stephen A. Lasher, trust manager since 1980.  Managing Director of The GulfStar Group Inc. since 1990 and President of The GulfStar Group, Inc. since 1991.  He served as a director of Conservatek Industries (Compensation Committee) from 1995 to 2009.  Age: 63

Mr. Lasher is a co-founder of The GulfStar Group, Inc. and has more than 30 years experience in the securities industry.  Mr. Lasher began his career in 1970 at Rotan Mosle Inc. where he served in a variety of positions, including Executive Vice President of Sales and Marketing.  From 1985 to 1990, Mr. Lasher managed Rotan Mosle Inc.’s Corporate Finance Department.  Mr. Lasher is currently a director of several private companies and has served on several other publicly-listed company boards.  Mr. Lasher has earned a bachelor’s degree from Vanderbilt University.

Since its founding, The GulfStar Group, Inc. has become a leading middle-market investment banking firm focused on the needs of private business owners that bring quality deal flow to the institutional financial community and strategic buyers.  Mr. Lasher has extensive experience with a wide-range of complex business and commercial real estate transactions, including the structuring of transactions and negotiation of business issues.  Mr. Lasher’s financial market knowledge and experience provide him the ability to perform his function as a member of our Board.

Douglas W. Schnitzer, trust manager since 1984.  Chairman/Chief Executive Officer of Senterra Real Estate Group, L.L.C. since 1994.  Age: 54

Mr. Schnitzer is a founding partner, as well as Chairman and Chief Executive Officer of Senterra Real Estate Group, L.L.C., a real estate company responsible for the leasing and management of over five million square feet of office space, as well as property acquisition and development of commercial real estate.  Mr. Schnitzer is also the President of Schnitzer Senterra Inc., which is involved in numerous real estate partnerships, automobile dealerships and various operating companies in the Houston Ship Channel.  From 1986 to 1989, he was President of US Commercial Brokerage, a wide-ranging brokerage company engaged in the acquisition and disposition of varied real estate properties throughout the country.  Mr. Schnitzer has earned a bachelor's degree from The University of Arizona.  His work experience includes negotiation and execution of major lease agreements, structuring sales of large mixed-use commercial properties and marketing responsibility for major commercial property holdings in Houston and San Antonio, Texas.  Mr. Schnitzer’s knowledge and experience within the real estate industry provide him the ability to perform his function as a member of our Board.

C. Park Shaper, trust manager since 2007.  President of Kinder Morgan, Inc., Kinder Morgan Energy Partners, L.P., and Kinder Morgan Management, LLC, since 2005.  Served as Executive Vice President and Chief Financial Officer from 2004 to 2005.  Served as Vice President and Chief Financial Officer from 2000 to 2004.  Currently serves as a director on the boards of Kinder Morgan Energy Partners, L.P. and Kinder Morgan Management, LLC, since 2003.  Age: 42

Mr. Shaper earned a master's degree in business administration from the J.L. Kellogg Graduate School of Management at Northwestern University.  He has worked for Kinder Morgan, Inc and its affiliates, one of the largest pipeline transportation and energy storage companies in North America, since 2000, where he served as Chief Financial Officer for five years and as President since 2005.  As President, Mr. Shaper’s responsibilities include developing and executing the company's vision and strategy and allocating capital to Kinder Morgan business units in a disciplined manner.  He has also been instrumental in spearheading the company's transparent financial reporting and communication to the investment community.

Prior to joining Kinder Morgan, Mr. Shaper served as President and Director of Altair Corporation, an enterprise focused on the distribution of web-based investment research for the financial services industry.  In addition, he has served as Vice President and CFO for First Data Analytics, a wholly-owned subsidiary of First Data Corporation.  Mr. Shaper has also been a consultant for The Boston Consulting Group, as well as the Strategic Services Division of Andersen Consulting, and has previous experience with TeleCheck Services, Inc.  Mr. Shaper’s knowledge and experience in financial reporting and implementing business plans provide him the ability to perform his function as a member of our Board.

Marc J. Shapiro, trust manager since 1985.  Since 2003, Mr. Shapiro has served as a consultant to J. P. Morgan Chase & Co. as a non-executive Chairman of its Texas operations.  Formerly, he was Vice Chairman for Finance and Risk Management of J. P. Morgan Chase & Co. from 1997 through 2003.  He served as Chairman and Chief Executive Officer of Chase Bank of Texas from January 1989 to 1997.  He currently serves as a director on the boards of Kimberly-Clark Corporation (Lead Director; which includes Chairman of Executive Committee), and The Mexico Fund (Audit Committee member).  From September 1995 to February 2010, he served on the board of Burlington Northern Santa Fe Corporation (Management Development and Compensation Committee Chairman) which was acquired by Berkshire Hathaway Inc.  Age: 63

Mr. Shapiro has earned a master's degree in business administration from The Stanford Business School.  Mr. Shapiro has completed a 35-year career in finance and management with J. P. Morgan Chase & Co. and its affiliates, a leader in investment banking, financial services for consumers, small business and commercial banking, financial transaction processing and asset management and private equity.

Mr. Shapiro also serves as a trustee on several not-for-profit boards.  Mr. Shapiro has served on several public company boards.  He has gained experience on various boards’ committees, including service as Chairman.  Mr. Shapiro’s knowledge of the company, experience serving other boards and his ability to understand complex financial and investing transactions and reporting requirements, provides him the ability to perform his function as a member of our Board.

Andrew M. Alexander is the son of Stanford Alexander.  Douglas W. Schnitzer is the first cousin of Stephen A. Lasher.

The Board of Trust Managers unanimously recommends that you vote FOR the election of trust managers as set forth in Proposal One.

EXECUTIVE OFFICERS

No trust manager or executive officer was selected as a result of any arrangement or understanding between a trust manager or an executive officer and any other person.  All executive officers are elected annually by, and serve at the discretion of, the Board.

Our executive officers are as follows:

Name	Age	Position	Recent Business Experience

Andrew M. Alexander	54	President and Chief Executive Officer	See “Election of Trust Managers”

Stanford Alexander	82	Chairman of the Board	See “Election of Trust Managers”

Johnny L. Hendrix	53	Executive Vice President/Chief Operating Officer	Executive Vice President since 2005; Chief Operating Officer since 2010; 2001 to 2005 - Senior Vice President/Director of Leasing; 1998 to 2000 - Vice President/Associate Director of Leasing

Stephen C. Richter	56	Executive Vice President/Chief Financial Officer	Executive Vice President/Chief Financial Officer since 2005; 2000 to 2005 - Senior Vice President and Chief Financial Officer; 1997 to 2000 - Senior Vice President and Treasurer

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common shares as of February 10, 2011 by (1) each person known by us to own beneficially more than 5% of our outstanding common shares, (2) each current trust manager, (3) each named executive officer, and (4) all current trust managers and named executive officers as a group.  As of February 10, 2011, there were 120,493,461 common shares of beneficial ownership outstanding.  The number of shares beneficially owned by each entity, person, trust manager or executive officer is determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose.  Under such rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power and also any shares that the individual has a right to acquire as of April 11, 2011 (60 days after February 10, 2011) through the exercise of any share option or other right.  Unless otherwise indicated, each person has sole voting and investment power (or shares such powers with his spouse) with respect to the shares set forth in the following table.  Unless otherwise noted in a footnote, the address of each person listed below is c/o Weingarten Realty Investors, 2600 Citadel Plaza Drive, Suite 125, Houston, Texas 77008.

Certain of the shares listed below are deemed to be owned beneficially by more than one shareholder under SEC rules.

Name	Amount and Nature of Beneficial Ownership		Percent of Class
Trust Managers and Named Executive Officers:
Andrew M. Alexander	2,437,687	(1)	2.0%
Stanford Alexander	6,061,518	(2)	5.0%
James W. Crownover	28,141		*
Robert J. Cruikshank	23,340		*
Melvin A. Dow	1,184,650	(3)	1.0%
Johnny L. Hendrix	228,814	(4)	*
Stephen A. Lasher	538,678	(5)	*
Stephen C. Richter	345,000	(6)	*
Douglas W. Schnitzer	1,437,895	(7)	1.2%
C. Park Shaper	16,577		*
Marc J. Shapiro	87,070		*
All trust managers and executive officers as a group (11 persons)	10,994,332	(8)	9.0%
Five Percent Shareholders:
BlackRock, Inc. (9)	9,624,255		7.9%
The Vanguard Group, Inc. 23-1945930 (10)	10,367,787		8.5%
Vanguard Specialized Funds – Vanguard REIT Index Fund -23-2834924 (11)	6,047,344		5.0%
___________
*      Beneficial ownership of less than 1% of the class is omitted.

(1)
Includes 697,518 shares over which Messrs. S. Alexander and Dow have shared voting and investment power, 792,446 shares that Mr. A. Alexander may purchase upon the exercise of share options that will be exercisable on or before April 11, 2011.  Also includes 56,250 shares held by a charitable foundation, over which shares Mr. A. Alexander and his wife Julie have voting and investment power and 55,326 shares held in trust for the benefit of Mr. A. Alexander’s children.

(2)
Includes 1,123,074 shares held by various trusts for the benefit of Mr. S. Alexander’s children and 697,518 shares for which voting and investment power are shared with Messrs. A. Alexander and Dow. Also includes 421,050 shares that may be purchased by Mr. S. Alexander upon exercise of share options that are currently exercisable or that will become exercisable on or before April 11, 2011.  Includes 1,041,890 shares held by a charitable foundation, over which shares Mr. S. Alexander and his wife Joan have voting and investment power.

(3)	Includes 697,518 shares over which Messrs. Dow, S. Alexander and A. Alexander have shared voting and investment power.
(4)	Includes 139,055 shares that may be purchased upon the exercise of share options that will be exercisable on or before April 11, 2011.
(5)	Includes 112,500 shares held by trusts for the benefit of Mr. Lasher’s children, over which Mr. Lasher exercises sole voting and investment power.
(6)
Includes 6,750 shares held in trust for the benefit of Mr. Richter’s children, for which he has shared voting and investment power with his wife Evelyn, 194,719 shares that may be purchased upon the exercise of share options that will be exercisable on or before April 11, 2011.

(7)
Mr. Schnitzer owns 19,765 shares individually.  With respect to the remaining shares beneficially owned, Mr. Schnitzer shares voting and investment power with Joan Weingarten Schnitzer under trusts for Joan Weingarten Schnitzer.

(8)	Includes 1,547,270 shares that may be purchased upon the exercise of share options that will be exercisable on or before April 11, 2011.

(9)
Pursuant to information contained in a Schedule 13G/A filed by or on behalf of the beneficial owners with the SEC on February 9, 2011.  BlackRock, Inc. reported sole voting power and sole dispositive power with respect to 9,624,255 shares. The reported address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

(10)
Pursuant to information contained in a Schedule 13G/A filed by or on behalf of the beneficial owners with the SEC on February 10, 2011.  The Vanguard Group, Inc.- 23-1945930 reported sole voting power with respect to 79,853 shares, sole dispositive power with respect to 10,287,934 shares and shared power to dispose with respect to 79,853 shares. The reported address of The Vanguard Group, Inc. 23-1945930, is 100 Vanguard Blvd. Malvern, PA 19355.

(11)
Pursuant to information contained in a Schedule 13G filed by or on behalf of the beneficial owners with the SEC on February 10, 2011.  Vanguard Specialized Funds – Vanguard REIT Index Fund – 23-2834924 reported sole voting power with respect to 6,047,344 shares.  The reported address of Vanguard Specialized Funds – Vanguard REIT Index Fund – 23-2834924, is 100 Vanguard Blvd. Malvern, PA 19355.

We are pleased to report that management, associates, trust managers and their extended families own, in the aggregate, approximately 11.3% of our outstanding common shares as of February 10, 2011, including any share options that will be exercisable on or before April 11, 2011.

The following table summarizes the equity compensation plans under which our common shares of beneficial interest may be issued as of December 31, 2010:

	Number of shares to	Weighted average
	be issued upon exercise	exercise price of	Number of shares
	of outstanding options,	outstanding options,	remaining available
Plan category	warrants and rights	warrants and rights	for future issuance

Equity compensation plans approved by shareholders	4,614,272	$ 27.62	2,766,273

Equity compensation plans not approved by shareholders	―	―	―

Total	4,614,272	$ 27.62	2,766,273

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our trust managers and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file reports of holdings and transactions in our securities with the SEC and the NYSE.  Executive officers, trust managers and greater than 10% beneficial owners are required by applicable regulations to furnish us with copies of all Section 16(a) forms they file with the SEC.

Based solely upon a review of the reports furnished to us with respect to fiscal 2010, we believe that all SEC filing requirements applicable to our trust managers, executive officers and 10% beneficial owners were satisfied.

Compensation Committee Interlocks and Insider Participation

During fiscal 2010, four of our independent trust managers served on the Management Development and Executive Compensation Committee.  The Compensation Committee members for 2010 were Messrs. Crownover, Cruikshank, Lasher and Shapiro.  No member of the Compensation Committee has any interlocking relationship with any other company that requires disclosure under this heading.

Certain Transactions

Mr. Dow is a partner of Haynes and Boone, LLP,  a law firm that had a relationship with Weingarten during the 2010 fiscal year.  Payments made by us to Haynes and Boone, LLP totaled approximately $8,900 for the year and constituted less than 2% of the firm’s total revenue for 2010. We review all relationships and transactions in which we and our significant shareholders, trust managers and executive officers or their respective immediate family members are participants to determine whether such persons have a direct or indirect material interest in a transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to us or a related party are disclosed.  We also disclose transactions or categories of transactions we consider in determining that a trust manager is independent.  In addition, our Audit and Governance and Nominating Committees review and, if appropriate from both a financial and governance perspective, approve or ratify any related party transaction that is required to be disclosed.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS

The Management Development and Executive Compensation Committee of the Board (for purposes of this analysis, the "Committee") has the responsibility for determining the compensation of our executive officers and administrating our compensation programs and for establishing, implementing and continually monitoring adherence with our compensation philosophy.  The Committee ensures that the total compensation paid to our executive leadership team is fair, reasonable and competitive.  This section of the proxy statement explains how our executive compensation programs are designed and operated with respect to the individuals who served as President and Chief Executive Officer (Mr. A. Alexander), Chairman (Mr. S. Alexander), Executive Vice President/Chief Financial Officer (Mr. Richter) and Executive Vice President/ Chief Operating Officer (Mr. Hendrix) during fiscal 2010, who are referred to in this proxy statement as the "named executive officers."  When we use the term "our top two executives," we are referring to our President and Chief Executive Officer and our Chairman.  On February 1, 2011, the Committee met to determine awards based on 2010 performance.

Executive Summary

The Company's operating results for the 2010 fiscal year have declined over the results for 2009 as expected due to lower occupancy rates in the beginning of 2010 and declines in new lease rates.  Our occupancy rates increased from 90.8% in 2009 to 91.9% in 2010 and although rental rate growth remained negative for the year, it lessened as the year progressed.  Net revenues for 2010 were $554.7 million as compared to $572.0 for 2009, representing a 3% decrease which resulted primarily from the sale of an 80% interest in six shopping centers in the fourth quarter of 2009.  Our performance goals are based on our business planning process and short-term growth goals.  Overall the Company met its performance goals for 2010 and therefore, the Committee awarded 100% of the Company performance portion of the annual bonus to each of the Executive Vice President/Chief Financial Officer and the Executive Vice President/Chief Operating Officer.  The Committee, however, granted the Chief Executive Officer only 92.9% and the Chairman of the Board only 95.2% of their annual bonuses which are based on 100% of corporate goals due to their more significant and direct level of responsibility for the Company's overall performance in 2010, including impairments the Company realized during the year on investments made by the Company prior to fiscal year 2009.

Compensation Objectives and Philosophy

The Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals, and one that is designed to align executives’ interests with those of the shareholders by rewarding performance above established goals, with the ultimate objective of improving shareholder value.  The Committee evaluates both performance and compensation to ensure that we maintain our ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of our peer companies.  To that end, the Committee believes executive compensation packages provided by us to our executives, including the named executive officers, should include both cash and share-based compensation that reward performance as measured against established goals.

Executive Compensation Decision Making Process

The Committee makes all compensation decisions for our top two executives.  Our Chief Executive Officer annually reviews the performance of our Executive Vice President/Chief Financial Officer and our Executive Vice President/Chief Operating Officer.  The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments, annual bonus and equity award amounts, are presented to the Committee.  The Committee can exercise its discretion in modifying any recommended adjustment or award.  Mr. A. Alexander also reviews the performance of our Chairman with the Committee.  The Committee establishes, in conjunction with Mr. A. Alexander, salary adjustments, annual bonus and equity award amounts for our Chairman.  The Committee reviews the performance of our Chief Executive Officer.  The Committee has retained FPL Associates L.P. ("FPL"), an outside compensation firm, to assist it in considering compensation for the top two executives.  FPL did not assist the Committee with compensation matters related to Messrs. Richter and Hendrix due to the availability of other market data available for these purposes.  FPL does not provide any services to us other than executive compensation-related services.  All services provided by FPL are at the request and under the direction of the Committee.

Determining Executive Compensation

Elements of Compensation.  We provide the following compensation and benefits components to our executive officers, including our named executive officers, to affect our objectives as described above.  Our philosophy and practices will continue to evolve over time in response to changes in market conditions, legal requirements and/or other objective and subjective considerations.  The following table provides additional information regarding how the elements of our compensation program are designed to achieve our objectives.

Element	Objectives Achieved	Purpose	Competitive Position
Base Salary	Performance Based Pay Retention	Provide fixed annual cash income based on: Level of responsibility, performance and experience Comparison to market pay information	Benchmarked against both peer groups. CEO exceeded size-based REIT peer group median.
Annual Cash Bonus	Performance Based Pay Retention	Motivate and reward achievement of the following annual performance goals: Increase Net Operating Income (“NOI”) Acquisitions New Development Non-Core Dispositions Overhead Expense	Benchmarked against both peer groups. CEO in line with size-based REIT peer group median.
Long-Term Equity Incentive	Performance Based Pay Retention Emphasis on Long-Term Success Shareholder Alignment	Provide an incentive to deliver shareholder value and to achieve our long-term objectives, through awards of: Time-vested restricted shares Time-vested option grants	Benchmarked against peer groups. CEO in line with size-based REIT peer group median.
Retirement Benefits	Retention	Provide competitive retirement plan benefits through pension plans, 401(k) plan and other defined contribution plans	No data has been obtained to determine comparability.

Use of Data.  The Committee believes that data plays an important role in the design and implementation of optimal compensation programs.  The Committee and FPL consider a number of types of internal and external data in making both individual and plan-level compensation decisions.  In each section of this report dealing with an individual element of compensation, data relevant to that element is discussed.  Peer group data plays an important role in our compensation decision making.

On January 7, 2011, FPL provided the Committee with relevant market data to consider when making compensation decisions for our top two executives.

For executive compensation purposes, we compare our compensation programs to the compensation programs of our retail REIT peer group and our size-based REIT peer group.  We selected groups and companies because of their current market practices, including (1) those companies that focus on a comparable asset class of properties and (2) those companies comparable to us in term of size.  Any changes in our peer groups used in previous analysis have resulted from mergers and fall-outs of our peers during the year.

As of January 7, 2011, the date of FPL’s report to the Committee, the following REITs comprised our retail REIT peer group.  The information provided from the various REITs was based on 2009 compensation data.

CBL & Associates Properties, Inc.	Macerich Company
Developers Diversified Realty Corporation	Pennsylvania Real Estate Investment Trust
Equity One, Inc.	Ramco-Gershenson Properties Trust
Federal Realty Investment Trust	Regency Centers Corporation
Glimcher Realty Trust	Taubman Centers, Inc.
Kimco Realty Corporation

As of December 31, 2010, the retail REIT peer group had total capitalization ranging from approximately $1.1 billion to $12.4 billion, with a median of approximately $6.6 billion.  Our total capitalization at that time was approximately $6.2 billion.  The retail REIT peer group has market capitalization (which includes the market value of outstanding common stock and convertible operating partner units) ranging from approximately $508.6 million to $7.4 billion, with a median of approximately $3.5 billion.  Our market capitalization at that time was approximately $2.9 billion.

As of January 7, 2011, the following REITs comprised our size-based REIT peer group:

Alexandria Real Estate Equities, Inc.	Home Properties, Inc.
Brandywine Realty Trust	Liberty Property Trust
BRE Properties, Inc.	Mack-Cali Realty Corporation
Camden Property Trust	Realty Income Corporation
CBL & Associates Properties, Inc.	Regency Centers Corporation
Duke Realty Corporation	Taubman Centers, Inc.
Essex Property Trust, Inc.	UDR, Inc.
Federal Realty Investment Trust	Washington Real Estate Investment Trust.

As of December 31, 2010, the size-based REIT peer group had total capitalization ranging from approximately $3.4 billion to $9.6 billion, with a median of approximately $6.2 billion.  Our total capitalization at that time was approximately $6.2 billion.  The sized-based REIT peer group had market capitalization ranging from approximately $1.7 billion to $4.8 billion, with a median of approximately $3.6 billion.  Our market capitalization at that time was approximately $2.9 billion.

The two most prevalent performance metrics applied to public real estate companies are total shareholder return ("TSR") and funds from operations ("FFO") per share.  We compared our TSR and FFO per share growth to those of the REITs in both of the peer groups.  The median TSR for our retail REIT peer group and size-based REIT peer group for 2010 was approximately 39.0% and 24.3%, respectively.  Our TSR for the same period was approximately 26.1%.  The median FFO per share growth for our retail REIT peer group and size-based REIT peer group was 8.2% and -1.4% (estimates for the full year 2010), respectively.  Our comparable FFO per share growth for the same period was -16.6%.  We further reviewed FFO growth on a recurring/operational basis as reported at December 31, 2010 by our shopping center REIT peer group (a subset of the retail REIT per group as these peers more closely represent our operations), which includes Developers Diversified Realty Corporation, Equity One, Inc., Federal Realty Investment Trust, Kimco Realty Corporation and Regency Centers Corporation due to this measure is more indicative of ongoing operations.  Based on this analysis, the median recurring FFO per share growth was approximately -15.5% and our comparable recurring FFO per share growth was -18.8%.  As part of our 2010 business plan process, we anticipated a decrease in FFO due to the dilutive effect of our April 2009 common share offering, economic conditions and our selective process for acquiring properties.  The Committee reviewed this information but used our internal projections as the overriding factor in evaluating our 2010 performance.

Use of Judgment.  The Committee believes that the application of its collective experiences and judgment is as important to excellence in compensation as the use of data and formulae, and the Company's compensation policies and practices as described here reflect this belief.  However, the Committee believes that over-reliance on data can give a false illusion of precision.  Market data provides an important tool for analysis and decision-making.  Consequently, the Committee also gives consideration and emphasis to an individual's personal contributions to the organization, as well as his skill sets, qualifications and experience.  We also value and seek to reward performance that develops talent within the Company, embraces the sense of urgency that distinguishes the Company and demonstrates the qualities of imagination and drive that enable a Company officer to resolve longer-term challenges, or important new issues.  These and similar qualities and attributes are not easily correlated to typical compensation data, but also deserve and are given consideration and weight in reaching compensation decisions.

Total Compensation

In setting compensation for our executive officers, including our Chief Executive Officer, the Committee focuses on total annual compensation.  For this purpose, total annual compensation consists of base salary, cash bonus at target levels of performance and long-term equity incentive compensation.  In setting the total annual compensation of our executive officers, the Committee evaluates both market data provided by FPL, the National Association of Real Estate Investment Trusts ("NAREIT") and SNL Real Estate, in addition to information on the performance of each executive officer for the prior year.  The Committee uses market data as a framework in determining compensation for our executive officers.  In addition, the Committee also reviews this information to benchmark compensation with similar companies in order to determine that compensation is within market standards.  Because the FPL report was prepared specifically for the Company, the Committee placed the greatest weight on the FPL report.  In order to remain competitive in the marketplace for executive talent, the target levels for the total annual compensation of our executive officers, including our Chief Executive Officer, are generally set above the median of the peer group comparisons described above.  In order to reinforce a "pay for performance" culture, targets for individual executive officers may be set above or below the median depending on the individual’s performance in prior years.  The Committee believes that setting target levels above the median for our peer groups, permitting adjustments to targets based on past performance, and providing incentive compensation if they perform well, is consistent with the objectives of our compensation policies described above.  In particular, the Committee believes that this approach enables us to attract and retain skilled and talented executives to guide and lead our business and supports a "pay for performance" culture.

Annual Cash Compensation

In order to remain competitive with REITs in our peer groups, we pay our named executive officers commensurate with their experience and responsibilities.  Cash compensation is divided between base salary and annual bonus.

Base Salary.  Each of our named executive officers receives a base salary to compensate him for services performed during the year.  The base salaries of our top two executives are established annually by the Committee.  When determining the base salary for each of our top two executives, the Committee considers the market levels of similar positions at the peer group companies, through the data provided to them by FPL, the industry data provided by NAREIT and SNL Real Estate, the performance of the executive officer and the experience of the executive officer in his position.  In addition, the base salaries of the other two named executive officers, the Executive Vice President/Chief Financial Officer and Executive Vice President/Chief Operating Officer, are approved annually by the Committee based on the recommendation of the Chief Executive Officer.  When determining base salary for each of these named executive officers, the Chief Executive Officer considers the data described below and his experience and judgment with respect to the Company's and the industry's performance.  Our named executive officers are eligible for annual increases in their base salaries as a result of individual performance, their salaries relative to market levels of our peer group and any added responsibility since the last salary increase.

Based on the performance of our Company in 2010, no annual increase in base salary was granted to either of our top two executives.  The Committee did, however, feel that given the efforts being made by our top two executives to increase the Company’s profitability in these tough economic times, no downward adjustment would be appropriate.  This is the fourth consecutive year that the salaries of our top two executives have not been adjusted.  Our Chief Executive Officer’s annual base salary remains at $700,000.  The median base salary of a chief executive officer in our retail REIT peer group is $650,000 and in our size-based REIT peer group is $537,500.  Our Chairman of the Board's annual salary remains at $675,000.  The median base salary of an executive chairman of the board in our retail REIT peer group is $540,000 and in our size-based peer group is $401,035.

The Chief Executive Officer recommended to the Committee that both the Executive Vice President/Chief Financial Officer’s and the Executive Vice President/Chief Operating Officer’s base salaries be increased for fiscal 2010 to $465,000 (an increase of $17,000 over fiscal 2009 effective as of March 1, 2010) and $450,000 (an increase of $22,000 over fiscal 2009 effective as of March 1, 2010), respectively, based on a review of salary survey information and because both of them achieved their individual goals for fiscal 2009.  The amounts of the raises were determined by the Chief Executive Officer based upon salary survey information provided by NAREIT.  Approximately 98 REITs and real estate companies from all property sectors participated in the NAREIT survey, including most of the REITs included in the compensation report prepared by FPL for the Committee.  When making his base salary recommendations for our Executive Vice President/Chief Financial Officer and our Executive Vice President/Chief Operating Officer, the Chief Executive Officer reviewed the compensation information reported by NAREIT; however, the Chief Executive Officer did not use the data for benchmarking purposes but rather only as a market check of the Company’s salaries.  His recommendation to the Committee was based on his opinion on the fiscal 2009 performance of the Company and the performance of the individual executive officers.  The Committee agreed with the Chief Executive Officer’s recommendation and awarded the raises.

Annual Bonus.  The Committee’s practice is to provide a significant portion of each named executive officer’s compensation in the form of an annual cash bonus.  These annual bonuses are, for our top two executives, based 100% upon Company-wide performance objectives.  Our Chief Executive Officer was eligible to receive a bonus equal to 100% of his base salary and our Chairman of the Board was eligible to receive a bonus equal to 70% of his base salary, each is subject to reduction based on the performance of the Company.  This practice is consistent with our compensation objective of supporting a performance-based environment.  Each year, the Committee sets forth for the named executive officers, a target bonus that may be awarded to those officers if the goals are achieved, which is based on a percentage of base salary.  Additionally, the Committee advised the named executive officers that given worldwide recession, more subjectivity would be applied when determining annual bonuses.  For 2010, the Committee established the following Company level goals:

Goal	% of Company Goal	% Attained	Company Portion of Bonus
Increasing Net Operating Income	53.3%	99.2%	52.9%
Growth in New Development	6.7%	98.5%	6.6%
Non-core Asset Dispositions	13.3%	68.4%	9.1%
Acquisitions	13.3%	124.1%	16.5%
Overhead Expense Reduction	13.3%	127.8%	17.0%
Total Company Bonus Percentage			102.1%
Adjusted Company Bonus Percentage			100.0%

For our top two executives, 2010 performance was measured against our Company-wide objectives.  For the other two named executive officers, 2010 performance was measured based 50% on Company-wide performance and 50% on the achievement of goals for which the executive was responsible, which goals are described below.  The Committee makes an annual determination as to the appropriate weighting between Company-wide and executive specific goals based on its assessment of the appropriate balance necessary to achieve the Committee's compensation objectives.

Upon the review of our Company-wide performance, the Committee considered additional subjective elements, such as impairment losses associated with our new development projects and its impact to FFO.  As a result, the Committee determined that a 100% achievement level was appropriate for the Company-wide performance component of bonuses paid to our named executive officers but the 100% adjusted Company bonus percentage was reduced to 92.9% and 95.2% for Messrs. A. Alexander and S. Alexander, respectively, in recognition of their more significant level of responsibility for the items mentioned above.  Based on this bonus award, our Chief Executive Officer received total bonus cash compensation of $650,000 (instead of $700,000 he was eligible to receive), bringing his total cash compensation to $1,350,000.  The median total cash compensation for a chief executive officer of our retail REIT peer group was $984,634 and $1,038,879 for a chief executive officer of our size-based REIT peer group.  In addition, based on this award, our Chairman received total bonus compensation of $450,000 (instead of the $472,500 he was eligible to receive), bringing his total cash compensation to $1,125,000.  The median total cash compensation for an executive chairman of the board in our retail REIT group is $625,000 and $682,750 for an executive chairman of our size-based REIT peer group

Based on the assessment of the Chief Executive Officer of the performance of our Executive Vice President/Chief Financial Officer and our Executive Vice President/Chief Operating Officer against their executive specific personal goals, the Committee approved payments to such officers at 100% of the individual targets.  Individual goals are not ranked in order of importance or assigned individual values with respect to the bonus amount.  Additionally, individual goals are not weighed individually and the determination of achievement of goals is subjective.

The Executive Vice President/Chief Financial Officer’s individual goals included the achievement of improved reporting for internal use by management and external use by investors and analysts, efficiencies in staffing, maintaining good relationships in the investor and analyst communities, completion of the implementation of enhanced information technology and improvement of associate morale.

The Executive Vice President/Chief Operating Officer’s individual goals included achievement of property disposition goals, net operating income goals, maintenance of occupancy levels, increased temporary rental income, management of rent reductions and improvement of associate morale.

Our Executive Vice President/Chief Financial Officer and our Executive Vice President/Chief Operating Officer were eligible to receive bonuses equal to 50% of their effective base salaries.  Their bonuses were based 50% on Company-wide performance and 50% on individual performance.  The Committee determined that the Company-wide performance level was 100% and each of their individual performance levels was 100% achieved, equaling 100% of their eligible bonus.  For 2010, Mr. Richter received a cash bonus of $232,500, and Mr. Hendrix received a cash bonus of $225,000 which was subsequently paid in 2011.  For the purposes of disclosure in the Summary Compensation Table on page 28, the annual bonus is classified as non-equity incentive compensation because the payments are intended as an incentive for performance to occur during the year in which the described performance targets that must be met for the bonus to be paid are communicated to the executive in advance and the outcome is substantially uncertain when the target is set.

Long-Term Equity Incentive Compensation.

We award long-term equity incentive grants to our named executive officers as part of our overall compensation package.  These awards are consistent with our policies of fostering a performance-based environment and aligning the interests of our senior management with the financial interests of our shareholders.  When determining the amount of long-term equity incentive awards to be granted to our executives, the Committee considers, among other things, the following factors:

•	Our business performance:
•	The responsibilities and performance of the executive:
•	Our share price performance; and
•	Other market factors, including the data provided by FPL.

By using a mix of restricted share awards and share options, subject to a five-year graded vesting, we compensate executives for long-term service to the Company and for sustained increase in our share performance.  The Committee divides the long-term equity incentive compensation 50/50 between restricted share awards and share options.  Because these awards are part of an annual compensation program designed to establish our total compensation, equity awards from prior years were not considered when determining the awards related to 2010 performance.  The aggregate fair value of the long-term incentive awards granted in 2011 for 2010 performance to (i) our Chief Executive Officer is $1,300,000; (ii) our Chairman is $650,000; (iii) our Executive Vice President/Chief Financial Officer is $348,750; and (iv) our Executive Vice President/Chief Operating Officer is $337,500.  For this purpose, restricted share awards were valued at the average of the high and low share price on the date of grant, and share options were valued based on the lower of either the Black-Scholes valuation method or 20% of the average of the high and low share price on the date of grant.  The value we use for this purpose may be different than the value we use for financial statement purposes.  The median value of the long-term incentive awards granted for 2009 to chief executive officers in our retail REIT peer group was $833,925 and in our sized-based REIT peer group was $1,327,000.  The median value of long-term incentive awards granted for 2009 to chairmen in our retail REIT peer group was $687,450 and in our size-based REIT peer group was $753,600.

Restricted Share Awards.  The Committee determines the number of restricted shares and the period and conditions for vesting.  The award determination is subjective based on the Committee's review of the factors described above and the level of performance met for those factors.  Based on 2010 performance, on February 1, 2011, the Committee awarded restricted share awards to be granted on March 2, 2011 for an aggregate of 1,318,125 common shares to our named executive officers, including, (i) 650,000 common shares to our Chief Executive Officer; (ii) 325,000 common shares to our Chairman; (iii) 174,375 common shares to our Executive Vice President/Chief Financial Officer; and (iv) 168,750 common shares to our Executive Vice President/Chief Operating Officer.  Restricted share awards vest at a rate of 20% per year, beginning on the first anniversary of share grant.

Share Options.  The Committee administers our equity plans.  The share options determination is subjective based on the Committee's review of the factors described above and the level of performance met for those factors.  Our policies and option plans require options to be granted at an exercise price calculated as the average of the high and the low share price for the third business day after our release of earnings that next follows the meeting of the Committee at which the options were awarded.  Based on 2010 performance, on February 1, 2011, the Committee awarded share options to be granted on March 2, 2011 for an aggregate of 1,318,125 common shares to our named executive officers, including (i) 650,000 common shares awarded to our Chief Executive Officer; (ii) 325,000 common shares to our Chairman; (iii) 174,375 common shares to our Executive Vice President/Chief Financial Officer; and (iv) 168,750 common shares to our Executive Vice President/Chief Operating Officer.  Share option awards vest at a rate of 20% per year, beginning on the first anniversary of the option grant.  The exercise price of the options is $24.87.

Additional Compensation Information

Retirement Benefits.  We maintain two funded, tax-qualified, non-contributory defined benefit pension plans that cover certain employees, including our named executive officers.  We also maintain a supplemental pension plan that provides additional retirement benefits to Company officers.  The supplemental pension plan is unfunded and non-qualified.  The benefits payable to our named executive officers under our pension plans and supplemental plan depends on years of service under the particular plan and highest monthly average earnings in the five consecutive years, during the last 10 years of employment.  For a more detailed explanation of our pension plans, and the present value of the accumulated benefits of our named executive officers, see Pension Benefits Table on page 31.

The Committee believes that these pension plans are important parts of our compensation program.  These plans assist us in retaining our senior executives.  Additionally, these plans encourage retention because an executive’s retirement benefits increase each year his employment continues.

Other Compensation.  We provide the named executive officers with other compensation including perquisites and other personal benefits that the Committee believes are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions.  The Committee periodically reviews the levels of other compensation including perquisites and other personal benefits provided to the named executive officers.

The named executive officers receive vehicle allowances and related reimbursements and reimbursement of certain medical expenses.  Messrs. Richter and Hendrix are also provided tax planning services.  We also maintain other executive benefits that we consider necessary in order to offer fully competitive opportunities to our executive officers.  These include 401(k) retirement savings plans and employee stock purchase programs.  Executive officers are also eligible to participate in all of our employee benefit plans, such as medical, dental, group life, disability and accidental death and dismemberment insurance, in each case on the same basis as other employees.

We have entered into severance and change in control agreements with two of our named executive officers, Messrs. Hendrix and Richter, which provide severance payments under specified conditions following a change in control.  These agreements are described below under Severance and Change in Control Arrangements on page 34.  We believe these agreements help us to retain executives who are essential to our long-term success.

Clawback of Compensation.  On February 15, 2010, the Committee met and discussed the adoption of a compensation clawback policy.  The Committee reviewed the Company’s compensation policies for not only its named executive officers, but also for all executive officers and associates.  The Committee approved a clawback policy applicable to our named executive officers and associates that provides that in the event of fraud or a material restatement of our financial statements (other than in connection with a change in accounting policy), the facts and circumstances that led to the fraud and/or the requirement for the restatement will be reviewed and appropriate action will be taken.  A determination will be made as to whether any executive officer received compensation based on the original financial statements because it appeared he or she achieved financial performance targets that in fact were not achieved based on the restatement.  This determination will be made by the Board in the case of our named executive officers and by our Chief Executive Officer in the case of all other executive officers and associates.  Any clawback decision made by the Chief Executive Officer must be approved by the Committee.  The Board or the Chief Executive Officer, as appropriate, will also consider the accountability of any executive officer whose acts or omissions were responsible in whole or in part for the events that led to the restatement and whether such actions or omissions constituted misconduct.  The action that the Board (with respect to named executive officers) or the Chief Executive Officer (with respect to all other executive officers and associates) could elect to take against a particular executive officer, depending on all facts and circumstances as determined during their review, include:

•	Canceling some or all of the executive officer’s unvested restricted stock or deferred stock awards and outstanding stock options;
•	Adjusting the executive officer’s future compensation; or
•
Terminating the executive officer or associate or initiating legal action against the executive officer or associate, as the Board or the Chief Executive Officer (subject to Committee approval), as applicable, determines to be in our best interests.

All clawbacks under this policy apply only to unvested equity compensation.

Share Ownership. We have guidelines governing share ownership by our named executive officers whereby they are requested to own and hold shares of the Company with a value between three and five times their salary while retained by the Company.  As of December 31, 2010, all of the named executive officers exceeded these guidelines.

Compensation Risk. The Committee considers the likelihood of any potential material risks that may be created by our executive compensation program.  Because performance-based incentives play a large role in our executive compensation program, it is important to ensure that these incentives do not result in our named executive officers taking actions that may conflict with our long-term interests.  Upon review, the Committee has determined that our compensation programs are designed and administered with the appropriate balance of risk and reward in relation to our overall business strategy and do not encourage executives to take unnecessary or excessive risks.  The Committee considers the following attributes of the program:

•	The balance between short- and long-term incentives;
•
Consideration of qualitative and quantitative performance factors in determining compensation payouts, including performance thresholds, funding that is based on actual results measured against pre-approved financial and operational goals and metrics that are clearly defined in all plans;

•	The use of different types of equity incentive awards that provide a balance of incentives;
•	Incentive compensation with a considerable equity component where value is realized through long-term appreciation of shareholder value; and
•	Equity incentive compensation that vests over an extended period.

The Committee focuses primarily on the compensation of our named executive officers because risk-related decisions depend predominantly on their judgment.  The Committee believes that risks arising from our policies and practices for compensation of all other employees are not reasonably likely to have a material adverse effect on our financial results.

Tax and Accounting Implications

Deductibility of Executive Compensation.  Section 162(m) of the Internal Revenue Code limits the deductibility on our tax return of non-performance based compensation over $1 million to any of our named executive officers.  It is the Committee’s responsibility to address issues raised by Section 162(m) in connection with compensation paid to executive officers.  The Committee has adopted a performance-based plan not subject to this limitation, under which compensation may be paid following shareholder approval of performance goals pre-established by the Committee.  To the extent that an executive’s compensation does not qualify for deduction under Section 162(m), a larger portion of the REIT distributions made by the Company to its shareholders may be subject to federal income taxation as dividend income rather than as a return of capital.  The Committee will continue to monitor the tax implications under Section 162(m) of its compensation programs and will take action it deems appropriate.

COMPENSATION COMMITTEE REPORT

The Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2010.

Respectfully Submitted,

Management Development and Executive Compensation Committee
Marc J. Shapiro, 2010 Chairman
James W. Crownover
Robert J. Cruikshank
Stephen A. Lasher

The following tables provide information about compensation for our senior executive team which includes the disclosure for our named executive officers.

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation for the individuals listed below for all services rendered to the Company and its subsidiaries for the three-year period ended December 31, 2010.

Summary Compensation

Name	Year	Salary ($)	Stock Awards (1) ($)		Option Awards (1) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)		All Other Compensation (3) ($)	Total ($)
Andrew M. Alexander	2010	$700,000	$657,174	(2)	$775,992	$650,000	$1,009,245	(4)	$30,329	$3,822,740
President and Chief	2009	700,000	649,996		650,000	525,000	1,120,304		24,065	3,669,365
Executive Officer	2008	700,000	700,012		667,390	280,100	300,764		19,032	2,667,298

Stanford Alexander	2010	675,000	328,587	(2)	387,996	450,000	139,336	(5)	13,306	1,994,225
Chairman	2009	675,000	324,998		325,001	354,400	123,027		34,258	1,836,684
	2008	675,000	362,507		345,614	189,000	145,491		19,251	1,736,863

Johnny L. Hendrix	2010	444,500	158,217	(2)	186,833	225,000	330,797	(6)	16,163	1,361,510
Executive Vice President/	2009	428,000	147,153		147,151	198,000	288,148		21,507	1,229,959
Chief Operating Officer	2008	414,750	133,520		127,304	160,600	114,540		24,395	975,109

Stephen C. Richter	2010	460,750	165,623	(2)	195,581	232,500	432,928	(7)	21,355	1,508,738
Executive Vice President/	2009	448,000	154,026		154,026	207,300	385,707		24,949	1,374,008
Chief Financial Officer	2008	436,000	142,412		135,792	168,100	148,003		26,337	1,056,644
________________________

(1)
The value of the share and option awards reflects the fair market value of each award on the date of grant.  See Note 19 of the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 regarding assumptions underlying the valuation of these awards.  Awards granted during 2010 were based on the previous year’s performance as described in Current Report form 8-K filed on May 11, 2010.

(2)
The named executive officers also receive dividends on restricted share awards held by them at the same rate and on the same dates as dividends are paid to our shareholders.  Because we factor the value of the right to receive dividends into the grant date fair market value of the restricted share awards, the dividends received by our named executive officers are not included in the Summary Compensation Table.  The named executive officers received the following dividends on the restricted shares held by them in 2010: $89,150, $45,657, $19,822 and $20,762, respectively.

(3)
All Other Compensation includes perquisite amounts paid on behalf of each named executive for personal usage of a Company provided vehicle, reimbursement for medical expenses paid by the executive and personal tax services.

(4)
Includes an increase in account balance of $19,771 due to actuarial changes in years of service and compensation and, an increase of $17,168 due to interest earned on the Qualified Employee Cash Balance Plan.  Also includes an increase in account balance of $601,040 due to actuarial changes in years of service and compensation, and $371,266 in interest earned on the account balance in the Supplemental Executive Retirement Plan.

(5)
Includes an increase in account balance of $66,998 due to actuarial changes in years of service and compensation and, an increase of $72,338 due to interest earned in the Weingarten Realty Retirement Plan.

(6)
Includes an increase in account balance of $16,995 due to actuarial changes in years of service and compensation and, an increase of $11,424 due to interest earned on the Qualified Employee Cash Balance Plan.  Also includes an increase in account balance of $215,738 due to actuarial changes in years of service and compensation, and an increase of $86,640 in interest earned on the account balance in the Supplemental Executive Retirement Plan.

(7)
Includes an increase in account balance of $18,589 due to actuarial changes in years of service and compensation and, an increase of $17,603 due to interest earned on the Qualified Employee Cash Balance Plan.  Also includes an increase in account balance of $272,420 due to actuarial changes in years of service and compensation, and an increase of $124,316 in interest earned on the account balance in the Supplemental Executive Retirement Plan.

The change in pension value and non-qualified deferred compensation earnings column reflects the aggregate increase in actuarial present value of the named executive officer’s accumulated benefit under all defined benefit plans including supplemental plans and any above-market or preferential earnings on non-qualified deferred compensation.  The aggregate increase in actuarial present value of the defined benefit plans is calculated based on the pension plan measurement dates used in our audited financial statements.  The aggregate increase in pension value for each named executive is due to actuarial changes in years of service, compensation changes and interest earned on the account balance.  For a more detailed explanation of our pension plans, and the present value of the accumulated benefits of our named executive officers, see Pension Benefits Table on page 31.

The named executive officers’ non-qualified deferred compensation balances are maintained in investment accounts similar to those available to our associates through the 401(k) plan, and therefore do not earn above-market or preferential rates.

GRANTS OF PLAN-BASED AWARDS TABLE

The following table includes information concerning grants of plan-based awards during fiscal 2010.

Grants of Plan-Based Awards

								All
								Other				Grant
								Stock	All		Close	Date
								Awards:	Other	Exercise	Price	Fair
								Number	Option	or	of	Value
								of	Awards:	Base	Stock	of
		Estimated Possible Payments			Estimated Future Payouts			Shares	Number of	Price	on	Stock
		Under Non-Equity Incentive			Under Equity Incentive			of	Securities	of	Date	And
		Plan Awards			Plan Awards			Stock	Underlying	Option	of	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Grant	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/sh) (1)	($)	($) (2)
Andrew M. Alexander			$700,000
	2/25/2009							28,660	143,172	$22.68	$22.93	$1,426,001

Stanford Alexander			472,500
	2/25/2009							14,330	71,586	22.68	22.93	713,001

Johnny L. Hendrix			232,500
	2/25/2009							6,900	34,471	22.68	22.93	343,325

Stephen C. Richter			240,000
	2/25/2009							7,223	36,085	22.68	22.93	359,398

________________________

(1)	Exercise price is calculated as the average of the high and low share price on the date of grant.
(2)
Amounts calculated utilizing the provisions under GAAP.  See Note 19 of the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 regarding assumptions underlying valuation of equity awards.

The Grants of Plan-Based Awards table sets forth information concerning grants of non-equity incentive plan awards, equity incentive plan awards and all other share and option awards during 2010.  Estimated payouts under non-equity incentive plan awards include the target payout of the annual bonus.  The payouts were established by the Board for the named executive officers on February 1, 2011.  When the targets were established and communicated to the named executive officers, no maximum payout was specified; however, amounts above the target payout may be paid if performance goals are exceeded.  Specific criteria used to determine the target was set forth above in the “Compensation Discussion and Analysis – Annual Bonus” on page 23.  Annual bonuses are to be paid in the year after the bonus was earned.  Therefore, 2010 annual bonuses paid in February 2011 are included in the Summary Compensation Table on page 28 but are not included in the Grants of Plan-Based Awards.

Share and option awards granted to named executive officers on May 11, 2010 that have vested are classified as “All Other Stock Awards” and “All Other Option Awards” due to established performance targets had been met by December 31, 2009.  Share and option awards have been granted to the named executives for 2011 performance as disclosed in the “Compensation Discussion and Analysis – Long-Term Equity Incentive Compensation” on page 24.  The criteria used to determine performance targets and share and option awards are set forth above in the “Compensation Discussion and Analysis – Long-Term Equity Incentive Compensation” on page 24.  The plans governing option awards provide that the option price per share shall not be less than 100% of the fair market value per common share at the grant date.  The term for any option is no more than 10 years from the date of grant.  Option awards become exercisable after one year in five equal annual installments of 20%.  Share awards are based on the average of the high and low share price for the third business day after our release of earnings that next follows the meeting whereby awards were determined by the Management Development and Executive Compensation Committee.  Share awards vest after one year in five equal annual installments of 20%.

OUTSTANDING EQUITY AWARDS TABLE

The following table sets forth certain information with respect to the value of all unexercised options previously awarded to the named executive officers as of December 31, 2010.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#) (2)	Market Value of Shares or Units of Stock that Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Shares, Units, or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights that Have Not Vested ($)
Andrew M. Alexander	70,313			$21.7955	12/18/11
	78,126			24.5800	12/26/12
	91,465			30.0867	12/16/13
	70,459			39.7500	12/06/14
	106,952			37.4000	12/05/15
	105,263	26,316		47.5000	12/12/16
	8,781	2,196		45.5550	12/22/16
	86,956	130,435		32.2200	03/01/18
	65,326	261,307		11.8500	02/25/19
		143,172		22.6800	05/11/20
						88,430	$2,101,097

Stanford Alexander	12,503			21.7955	12/18/11
	20,834			24.5800	12/26/12
	78,992			30.0867	12/16/13
	58,455			39.7500	12/06/14
	86,898			37.4000	12/05/15
	63,157	15,790		47.5000	12/12/16
	45,031	67,547		32.2200	03/01/18
	2	130,654		11.8500	02/25/19
		71,586		22.6800	05/11/20
						44,601	1,059,720

Johnny L. Hendrix	9,814			21.7955	12/18/11
	13,543			24.5800	12/26/12
	9,281			30.0867	12/16/13
	9,903			39.7500	12/06/14
	20,503			37.4000	12/05/15
	21,553	5,389		47.5000	12/12/16
	16,586	24,881		32.2200	03/01/18
	14,789	59,156		11.8500	02/25/19
		34,471		22.6800	05/11/20
						19,861	471,897

Stephen C. Richter	24,494			21.7955	12/18/11
	23,871			24.5800	12/26/12
	23,486			30.0867	12/16/13
	16,712			39.7500	12/06/14
	26,801			37.4000	12/05/15
	21,856	5,465		47.5000	12/12/16
	17,692	26,540		32.2200	03/01/18
	15,480	61,920		11.8500	02/25/19
		36,085		22.6800	05/11/20
						20,821	494,707
_______________________

(1)	Option awards become exercisable after one year in five equal annual installments of 20%.
(2)	Share awards vest after one year in five equal annual installments of 20%.
(3)	The market value was determined by multiplying the number of unvested shares by the closing price of $23.76 at December 31, 2010.

OPTION EXERCISES AND STOCK VESTED TABLE

The following table sets forth certain information with respect to the options exercised by the named executive officers during the year ended December 31, 2010.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Andrew M. Alexander	61,440	$317,233	20,306	$434,735

Stanford Alexander	32,661	356,985	11,052	238,755

Johnny L. Hendrix	11,934	78,247	4,364	93,413

Stephen C. Richter	19,213	83,526	4,565	97,660

PENSION BENEFITS TABLE

The following table sets forth information with respect to retirement and deferred compensation benefits of the named executive officers.

Pension Benefits

Name / Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit as of 12/31/10 ($)	Payments During 2010 ($)

Andrew M. Alexander
Qualified Employee Retirement Plan	32	$335,510
Non-Qualified Supplemental Executive Retirement Plan	32	5,922,519

Stanford Alexander
Weingarten Realty Retirement Plan	56	1,323,175	$148,416

Johnny L. Hendrix
Qualified Employee Retirement Plan	24	227,090
Non-Qualified Supplemental Executive Retirement Plan	24	1,457,572

Stephen C. Richter
Qualified Employee Retirement Plan	30	342,330
Non-Qualified Supplemental Executive Retirement Plan	30	2,054,289

The Weingarten Realty Retirement Plan is a non-contributory defined benefit pension plan providing annual retirement benefits to eligible grandfathered employees in specified compensation and years of service categories, assuming retirement occurs at age 65 and that benefits are payable only during the employee’s lifetime.  Benefits are not actuarially reduced where survivorship benefits are provided unless the participant’s spouse is more than five years younger than the plan participant.  In this case, the benefit payable is reduced to cover the costs of providing survivor benefits to the spouse.  The reduction is based on actuarial tables which consider, among other things, the participant’s age and the age of their spouse.

The non-contributory defined benefit pension plan converted to a cash balance retirement plan on April 1, 2002.  A grandfathered participant will remain covered by the provisions of the plan prior to the conversion to the cash balance plan.  A grandfathered participant is any participant born prior to January 1, 1952, who was hired prior to January 1, 1997, and was an active employee on April 1, 2002.  The retirement plan pays benefits to grandfathered participants in the event of death, disability, retirement or other termination of employment after the employee meets certain vesting requirements (all grandfathered participants are 100% vested).  The amount of the monthly retirement benefit payable beginning at age 65, the normal retirement age, is equal to (i) 1.5% of average monthly compensation during five consecutive years, within the last ten years, which would yield the highest average monthly compensation multiplied by years of service rendered after age 21, minus (ii) 1.5% of the monthly social security benefits in effect on the date of retirement multiplied by years of service rendered after age 21 and after July 1, 1976.  Compensation for purposes of this plan is defined as wages reported for federal income tax purposes and includes contributions made under salary deferral arrangements.

The Qualified Employee Retirement Plan is a non-contributory cash balance defined benefit retirement plan that covers all employees with no age or service minimum requirement.  The cash balance plan pays benefits in the event of death (if married), retirement or termination of employment after the participant meets certain vesting requirements (generally 100% vested after three years of service).  The amount of the monthly retirement benefit payable beginning at age 65, the normal retirement age, is equal to the greater of (1) the monthly benefit that is actuarial equivalent of the cash balance account, or (2) the accrued monthly benefit under the prior plan as of January 1, 2002.  The opening balance of a cash balance participant, who was an active participant in the plan on January 2, 2002 and was an active employee on April 1, 2002, is the actuarial equivalent present value of his frozen accrued benefit on January 1, 2002.  Annual additions to each participant’s account include a service credit ranging from 3-5% of compensation, depending on years of service and interest credits based on the ten-year US Treasury Bill rate.

The Qualified Employee Retirement Plan also provides for early retirement benefits upon attaining the age of 55 and completion of at least 15 years of service.  Early retirement benefit payments may begin on the first day of the month coinciding with or following the month employment ceases.  However, the payments must begin no later than the normal retirement age.  The early retirement benefit calculation is consistent with the above normal retirement benefit calculation with the exception that the benefit is adjusted by an early commencement factor.  The accrued benefit will be reduced by 1/15th for each of the first 60 months, by 1/30th for each of the next 60 months, and by actuarial factors (assumed interest and mortality factors) for each additional month by which the annuity starting date precedes the normal retirement age.

The Non-Qualified Supplemental Executive Retirement Plan was established on September 1, 2002 as a separate and independent non-qualified supplemental retirement plan for executive officers.  This unfunded plan provides benefits in excess of the statutory limits of our non-contributory retirement plans.

The assumptions used to develop the actuarial present value of the accumulated benefit obligation to each named executive officer were determined in accordance GAAP as of the pension plan measurement date utilized in our audited financial statements for the year ended December 31, 2010.  See Note 20 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010, for a discussion of the relevant assumptions used in calculating the accumulated benefit obligation.

NON-QUALIFIED DEFERRED COMPENSATION TABLE

We have a deferred compensation plan for eligible employees allowing them to defer portions of their current cash or share-based compensation.  Employees may elect to defer up to 90% of base salary and annual bonus compensation, and up to 100% of restricted share awards.  The deferred compensation plan does not provide for employer contributions.  Amounts deferred are reported as compensation expense in the year service is rendered and are deposited in a grantor trust.  Cash deferrals are invested based on the employee’s investment selections from a mix of assets similar to the non-contributory cash balance retirement plan.  Share-based deferrals cannot be diversified and distributions from this plan are made in the same form as the original deferral.

There are no above market or preferential earnings associated with the deferred compensation plan.

The following table sets forth information with respect to non-qualified deferred compensation benefits of the named executive officers.

Non-Qualified Deferred Compensation

Name	Executive Contributions in 2010 ($)		Aggregate Earnings in 2010 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/10 ($) (4)

Andrew M. Alexander	$834,174	(1)	$986,849	$391,018	$6,131,966

Stanford Alexander			369,885		2,939,530

Johnny L. Hendrix	158,217	(2)	241,834		2,691,930

Stephen C. Richter	281,773	(3)	420,444	15,573	3,177,221
____________________________

(1)
$72,000 of Mr. A. Alexander's contributions to the deferred compensation plan are considered part of his salary in the Summary Compensation Table.  $105,000 of Mr. Alexander’s contributions were considered as part of Non-Equity Incentive Plan Compensation in the Summary Compensation Table in 2009.  $657,174 of Mr. Alexander's contributions are unvested share awards which are expensed over a five year period.  The fair market value on the grant date of these awards has been disclosed in previously filed proxy statements in the year granted.

(2)
$158,217 of Mr. Hendrix’s contributions are unvested share awards which are expensed over a five year period.  The fair market value on the grant date of these awards has been disclosed in previously filed proxy statements in the year granted.

(3)
$50,000 of Mr. Richter's contributions to the deferred compensation plan are considered part of his salary in the Summary Compensation Table.  $66,150 of Mr. Richter’s contributions were considered as part of Non-Equity Incentive Plan Compensation in the Summary Compensation Table in 2009.  $165,623 of Mr. Richter’s contributions are unvested share awards which are expensed over a five year period.  The fair market value on the grant date of these awards has been disclosed in previously filed proxy statements in the year granted.

(4)
All amounts contributed in prior years have been reported in the Summary Compensation Table in our previously filed proxy statements in the year earned for the purposes of the SEC’s executive compensation disclosure rules.

SEVERANCE AND CHANGE IN CONTROL ARRANGEMENTS

Messrs. A. Alexander and S. Alexander have not entered into change in control arrangements with us.

We have, however, entered into a severance and change in control agreement with each of Messrs. Hendrix and Richter which becomes operative only upon a change in control.  Additionally, 19 Vice Presidents have also entered into the same change in control agreement with us.  A change in control is deemed to occur upon any one of five events: (1) we merge, consolidate or reorganize into or with another corporation or legal entity and we are not the surviving entity; (2) we sell or otherwise transfer 50% or more of our assets to one entity or in a series of related transactions; (3) any person or group acquires more than 25% of our then outstanding voting shares; (4) we file a report or proxy statement with the SEC disclosing that a change in control has occurred or will occur and such transaction is consummated; or (5) if, during any 12-month period, trust managers at the beginning of the 12-month period cease to constitute a majority of the trust managers.

If Mr. Hendrix, Mr. Richter or any other eligible Vice President is terminated involuntarily without cause, or terminates his employment for a good reason within one year following a change in control, he will be entitled to a lump sum severance benefit in an amount equal to (1) 2.99 times his annualized base salary as of the first date constituting a change in control or, if greater, (2) 2.99 times his highest base salary in the five fiscal years preceding the first event constituting a change in control, plus, in either case, 2.99 times his targeted bonus for the fiscal year in which the first event constituting a change in control occurs.  In addition, Mr. Hendrix, Mr. Richter or any other Vice President, as applicable, is entitled to receive an additional payment or payments to compensate him for any excise tax imposed by Section 4999 of the Code or any similar state or local taxes or any penalties or interest with respect to the tax.  Mr. Hendrix and Mr. Richter will also receive one year of employee benefits coverage substantially similar to what he received or was entitled to receive prior to the change in control.

Upon the occurrence of a change in control event, each executive has the right to terminate his employment for good reason upon the occurrence of the following events:

•      failure to be elected or reelected or otherwise maintained in the office or the position, or a substantially equivalent office or position, of or with us which the executive held immediately prior to a change in control, or the removal of executive as our trust manager (or any successor thereto) if the executive had been a trust manager immediately prior to the change in control;

•      material diminution in the nature or scope of the authorities, powers, functions, responsibilities or duties attached to the position which the executive held immediately prior to the change in control, or a material reduction in the executive's base pay;

•      the determination by the executive in good faith that a material negative change in circumstances has occurred following a change in control, including without limitation, a material negative change in the scope of the business or other activities for which the executive was responsible immediately prior to the change in control, which has rendered the executive substantially unable to carry out, has materially hindered the executive's performance of, or has caused the executive to suffer a substantial material reduction in, any of the authorities, powers, functions, responsibilities, or duties attached to the position held by the executive immediately prior to the change in control;

•      the liquidation, dissolution, merger, consolidation or reorganization of us or transfer of all or substantially all of its business and/or assets, unless the successor or successors to which all or substantially all of our business and/or assets have been transferred assumes all of our duties and obligations so that it is reasonably likely that there will be no material breach of the agreement by us or our successor-in-interest;

•      we relocate our principal executive offices, or require the executive’s principal location of work changed, to any location which is in excess of 25 miles from the location thereof immediately prior to the change in control, or require the executive to travel away from the executive's office in the course of discharging the executive's responsibilities or duties hereunder at least 20% more (in terms of aggregate days in any calendar year or in any calendar quarter when annualized for purposes of comparison to any prior year) than was required of the executive in any of the three full years immediately prior to the change in control without, in either case, the executive's prior written consent; and/or

•      any material breach of the change in control agreement by us or any successor thereto.

Under our equity incentive plan, in the event of death or following a change in control, all outstanding share and option awards become fully vested.  However in the event of disability or retirement, the unvested portion of outstanding share awards shall continue uninterrupted to vest as if the employee remained in our employ, provided that (A) if the employee dies following termination of employment but prior to the full vesting of the outstanding share awards hereunder then those awards, to the extent not already vested, shall be vested in full as of the date of death, and (B) if the employee accepts employment with a competitor of ours, as determined by the Compensation Committee pursuant to our then existing non-competition policies, the employee shall forfeit those awards which had not already vested on the date the employee accepted employment with such competitor.  Termination of the employee's employment with us for any other reason shall result in forfeiture of the outstanding awards on the date of termination to the extent not already vested.  If a death or change in control event occurred as of December 31, 2010, compensation based on the closing share price of $23.76 in the following amounts would have been due tor Messrs. A. Alexander and S. Alexander under our equity incentive plan: $5,367,889 and $2,693,122, respectively.  For Messrs. Hendrix and Richter, please see the Severance and Change in Control Compensation Table below on page 36 for distributable amounts.

As part of “All Other Compensation,” we are required to report any payments that were made to named executives due to a change in control and any amounts accrued by us for the benefit of the named executives relating to a change in control.  There have been no payments, nor have there been any amounts accrued for the years presented in the Summary Compensation Table on page 28.

SEVERANCE AND CHANGE IN CONTROL COMPENSATION TABLE

The following table quantifies compensation that would become payable under severance and change in control agreements and other arrangements if the named executive’s employment had terminated on December 31, 2010, based on our closing stock price on that date, where applicable.  Due to the factors that affect the amount of any benefits provided upon the events discussed below, actual amounts paid or distributed may be different.

Severance and Change in Control Compensation

Name	Salary (1)	Bonus (2)	Change in Pension Value and Non-qualified Deferred Compensation Earnings	Continuation of Employee Perquisites Benefits (3)	Value of Unvested Option Awards That Will Vest (4)	Value of Unvested Stock Awards That Will Vest (4)	Excise Tax & Gross-Up	Total
Johnny L. Hendrix	$1,329,055	$695,175	$330,797	$27,904	$741,777	$471,897	$977,352	$4,573,957
Executive Vice
President/ Chief
Operating Officer

Stephen C. Richter	1,377,643	717,600	432,928	25,511	776,439	494,707	1,098,086	4,922,914
Executive Vice
President/Chief
Financial Officer
___________________________

(1)	Amount equal to 2.99 times annual base salary.
(2)	Amount equal to 2.99 times target bonus.
(3)	Amounts include the cost of continued employee benefits at least equal to the benefits provided to the executive prior to termination and assumes continued coverage for one year.
(4)
The value of the option awards and share awards is based on our December 31, 2010 closing stock price of $23.76 per share.  These benefits will vest immediately either upon a change in control event or upon the death of a plan participant.

Report of the Audit Committee of the Board of Trust Managers

The Audit Committee is composed of four independent non-employee trust managers and operates under a written charter adopted by the Board (a copy of which is available at www.weingarten.com).  The Board has determined that each committee member is independent within the meaning of the applicable NYSE listing standards currently in effect. Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  Our independent registered public accounting firm is responsible for expressing an opinion on the fairness of the presentation of the financial statements in conformity with GAAP and on the effectiveness of internal control over financial reporting based on the criteria established in Internal Control- Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission as of December 31, 2010.  The Committee’s responsibility is to oversee and review these processes.  We are not, however, professionally engaged in the practice of accounting or auditing, and do not provide any expert or other special assurance as to such financial statements concerning compliance with the laws, regulations or GAAP or as to the independence of the registered public accounting firm.  The Committee relies, without independent verification, on the information provided to us and on the representations made by management and the independent registered public accountants.  We held five meetings during fiscal 2010.  The meetings were designed, among other things, to facilitate and encourage communication among the Committee, management, the internal audit function and our independent registered public accountants, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte”).  We discussed with Deloitte the overall scope and plans for their audit.  We met with Deloitte, with and without management present, to discuss the results of their examinations and their evaluations of our internal controls.

We have reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2010 with management and Deloitte.  We also discussed with management and Deloitte the process used to support certifications by our Chief Executive Officer and Chief Financial Officer that are required by the SEC and the Sarbanes-Oxley Act of 2002 to accompany our periodic filings with the SEC.  In addition, we reviewed and discussed our progress on complying with Section 404 of the Sarbanes-Oxley Act of 2002, including the Public Company Accounting Oversight Board’s (PCAOB) Auditing Standard No. 5 regarding the audit of internal control over financial reporting.

In addition, the Audit Committee obtained from Deloitte a formal written statement describing all relationships between Deloitte and the company that might bear on Deloitte’s independence consistent with PCAOB Ethics and Independence Rule 3526, “Communication with Audit Committees Concerning Independence,” discussed with Deloitte any relationships that may impact their objectivity and independence, and satisfied itself as to their independence.  When considering Deloitte’s independence, we considered whether their provision of services to the company beyond those rendered in connection with their audit of our consolidated financial statements and reviews of our consolidated financial statements, including in its Quarterly Reports on Form 10-Q, was compatible with maintaining their independence.  We also reviewed, among other things, the audit and non-audit services performed by, and the amount of fees paid for such services to Deloitte.  The Audit Committee also discussed and reviewed with the independent registered public accountants all communications required by generally accepted auditing standards, including those matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, PCAOB Standards AU-P Section 316 “Consideration of Fraud in a Financial Statement Audit,” and SEC rules discussed in Final Release Nos. 33-8183 and 33-8183a.

Based on our review and these meetings, discussions and reports, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee charter, we recommended to the Board of Trust Managers (and the Board has approved) that the audited financial statements for the year ended December 31, 2010 be included in Weingarten’s Annual Report on Form 10-K.  We have selected Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates as our independent registered public accountants for the fiscal year ending December 31, 2011, and have presented the selection to the shareholders for ratification.

The undersigned members of the Audit Committee have furnished this report to the Board of Trust Managers.

Respectfully Submitted,

Audit Committee
Stephen A. Lasher, 2010 Chairman
Robert J. Cruikshank
Douglas Schnitzer
C. Park Shaper

PROPOSAL TWO
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte”) as the independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2011.  During fiscal 2010, Deloitte served as our independent registered public accounting firm and also provided certain tax and other audit related services.  Deloitte, or its predecessors, has served as our principal accounting firm for more than 30 years and is familiar with our affairs and financial procedures.

Independent Registered Public Accounting Firm Fees

The following summarizes the approximate aggregate fees billed to us for the fiscal years ended December 31, 2010 and 2009 by our principal independent registered public accountants, Deloitte.

	2010	2009
	($ in thousands)

Audit Fees (1)	$1,335.9	$1,270.5
Audit-Related Fees (2)	27.9	1.4
Tax Fees (3)	479.9	557.7
All Other Fees (4)		60.0

Total	$1,843.7	$1,889.6
______________________

(1)      Fees for audit services billed in 2010 and 2009 consisted of: audit of the Company's annual financial statements, attestation of the management’s assessment of internal control over financial reporting, reviews of the Company's quarterly financial statements, statutory and regulatory audits, comfort letters, consents and other services related to SEC matters.

(2)      Fees for audit-related services billed in 2010 and 2009 consisted of financial accounting consultations and reviews of registration statements.

(3)      Fees for tax services billed in 2010 and 2009 consisted of tax compliance and tax planning and advice.  Fees for tax compliance services totaled $413,098 and $464,075 in 2010 and 2009, respectively.  Tax compliance services are services rendered based upon facts already in existence or transactions that have already occurred to document, compute, and obtain government approval for amounts to be included in tax filings and consisted of federal, state and local income tax return assistance, research for technical advice regarding technical terminations and disguised sales, research for technical advice and analysis for the purpose of filing a refund application, assistance with 704(c) calculations and assistance with earnings and profits calculation and review.

Fees for tax planning and advice services totaled $66,750 and $93,650 in 2010 and 2009, respectively.  Tax planning and advice are services rendered with respect to proposed transactions or that alter a transaction to obtain a particular tax result.  Such services consisted of tax advice related to structuring certain proposed acquisitions and disposals, tax advice related to tax incentive financing plans, tax advice related to an intra-group restructuring, tax advice related to IRC §4981 and excise tax, tax advice related to equity and deferred compensation plans, tax advice related to convertible debt issuance and stock buy back transactions, and tax advice related to state tax issues.

(4)      All Other Fees billed in 2009 consisted of cost segregation services.

At its regularly scheduled and special meetings, the Audit Committee considers and pre-approves any audit and non-audit services to be performed by our independent accountants.  The Audit Committee has delegated to its Chairman, an independent member of our Board, the authority to grant pre-approvals of non-audit services provided that any such pre-approval by the Chairman shall be reported to the Audit Committee at its next scheduled meeting.  However, pre-approval of non-audit services is not required if (i) the aggregate amount of non-audit services is less than 5% of the total amount paid by us to the auditor during the fiscal year in which the non-audit services are provided; (ii) such services were not recognized by us as non-audit services at the time of the engagement; and (iii) such services are promptly brought to the attention of the Audit Committee and, prior to completion of the audit, are approved by the Audit Committee or by one or more Audit Committee members who have been delegated authority to grant approvals.  During 2010 and 2009, non-audit services exceeded 5% of the total amount paid by us and were pre-approved by the Audit Committee.

The Audit Committee has considered whether the provision of these services is compatible with maintaining the independent accountants' independence and has determined that such services have not adversely affected Deloitte's independence.

Representatives of Deloitte will be present at the annual meeting and will have an opportunity to make a statement, if they desire to do so, and to respond to appropriate questions from shareholders.

The Audit Committee, which has the sole authority to retain our independent registered public accountants, recommends that you vote FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2011.

PROPOSAL THREE
ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

We are asking our shareholders to provide advisory approval of the compensation of our named executive officers, as we have described in the “Executive Compensation – Compensation Discussion and Analysis” section of this proxy statement.  While this vote is advisory and non-binding, it will provide information to our Compensation Committee regarding investor sentiment about our executive compensation philosophy, policies and practices, which the Compensation Committee will be able to consider when determining executive compensation for fiscal 2011 and beyond.

Objectives and Philosophy of Executive Compensation

The primary objectives of the Compensation Committee with respect to executive compensation are to attract and retain the most talented and dedicated executives possible, to tie annual and long-term cash and stock incentives to achievement of measurable performance objectives, and to align executives' incentives with shareholder value creation.  To achieve these objectives, the Compensation Committee expects to implement and maintain compensation plans that tie a substantial portion of executives' overall compensation to key strategic financial and operational goals such as maintaining and growing our existing portfolio of properties, growth of our portfolio through new development and acquisitions and increasing funds from operations per share.  The Compensation Committee evaluates individual executive performance with the goal of setting compensation at levels the Compensation Committee believes are comparable with executives of our peer companies while taking into account our relative performance and our own strategic goals.

Elements of Executive Compensation

The Compensation Committee has adopted a mix among the compensation elements in order to further our compensation goals.  The elements include:

•	Base salary;

•	Variable compensation consisting of a cash bonus based upon individual and company performance; and

•	Long-term equity incentives consisting of restricted share awards and share options grants with exercise prices set at the fair market value at the time of grant with graded vesting periods.

We believe that the information we’ve provided within the “Executive Compensation – Compensation Discussion and Analysis” section of this proxy statement demonstrates that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our shareholders’ interests to support long-term value creation.  Accordingly, the Board recommends that shareholders approve the program by approving the following advisory resolution:

RESOLVED, that the shareholders of Weingarten Realty Investors approve, on an advisory basis, the compensation of the individuals identified in the Summary Compensation Table, as disclosed in the proxy statement relating to the 2010 fiscal year pursuant to the compensation disclosure rules of the SEC (which disclosure includes the Compensation Discussion and Analysis section, the compensation tables and the accompanying footnotes and narratives within the Executive Compensation section of the proxy statement).

The Board of Trust Managers unanimously recommends that you vote FOR the approval of executive compensation as set forth in Proposal Three.

PROPOSAL FOUR
ADVISORY (NON-BINDING) VOTE DETERMINING THE FREQUENCY OF
 ADVISORY VOTES ON EXECUTIVE COMPENSATION

In addition to the advisory approval of our executive compensation program, we are also seeking a non-binding determination from our shareholders as to the frequency with which shareholders would have an opportunity to provide an advisory approval of our executive compensation program.  We are providing shareholders the option of selecting a frequency of three, two or one years, or abstaining.

For the reasons described below, we recommend that our stockholders select a frequency of three years, or a triennial vote.

Our executive compensation program is designed to support long-term value creation, and a triennial vote will allow shareholders to better judge our executive compensation program in relation to our long-term performance.  As described in the “Executive Compensation – Compensation Discussion and Analysis” section, one of the core principles of our executive compensation program is to ensure management’s interests are aligned with our shareholders’ interests to support long-term value creation, and recommend a triennial vote which would allow our executive compensation programs to be evaluated over a similar time-frame and in relation to our long-term performance.

Our executive compensation programs also do not tend to materially change from year to year.  As such, we believe that an annual vote on these programs runs the risk of becoming a referendum in hindsight with respect to the amount of executive compensation paid in a particular year and is not likely to provide us or the Board with meaningful guidance as to whether the executive compensation programs and policies are generally effective and appropriate.  We believe that determining whether executive compensation has been properly calibrated to the Company’s performance is best viewed over a multi-year period rather than any single year, given that a single year can be impacted by various factors, especially in items of highly volatile economic conditions such as we have experienced over the past two years.

A triennial vote will provide us with the time to thoughtfully consider shareholders’ sentiments and implement viable changes.  We will continue to carefully review executive compensation to maintain the consistency and credibility of the program which is important in motivating and retaining our key employees. We therefore believe that a triennial vote is an appropriate frequency to provide our Compensation Committee sufficient time to thoughtfully consider shareholders’ input and to implement any appropriate changes to our executive compensation program, in light of the timing that would be required to implement such changes.

Perhaps most importantly, we believe that we have open lines of communication with our major shareholders and we generally have an “open door” philosophy in responding to any shareholder who expresses a concern regarding any of the Company’s policies and practices, including those related to executive compensation.  We believe that our shareholders and potential investors will continue to have ample opportunity to engage in meaningful dialog regarding executive compensation matters during the period of time between the advisory votes and that they will not be prejudged or in any way disenfranchised by the triennial term.

Your vote is requested.  We therefore request that our shareholders select “Three Years” when voting on the frequency of advisory votes on executive compensation.  Although the advisory vote is non-binding, our Compensation Committee will consider the results of the vote and take them into account in making a determination concerning the frequency of advisory votes on executive compensation.

The Board of Trust Managers unanimously recommends that you select THREE YEARS on the frequency of advisory votes on executive compensation as set forth in Proposal Four.

OTHER MATTERS

As of the mailing date of this proxy statement, the Board knows of no other matters to be presented at the meeting.  Should any other matter requiring a vote of the shareholders arise at the meeting, the persons named in the proxy will vote the proxies in accordance with their best judgment.

SHAREHOLDER PROPOSALS FOR 2012 ANNUAL MEETING OF SHAREHOLDERS

Any shareholder, who intends to bring business to the annual meeting in the year 2012, or to nominate a person to the Board, must give written notice to our Company Secretary, M. Candace DuFour, at P.O. Box 924133, Houston, Texas 77292-4133, by March 1, 2012.  All proposals must meet the requirements set forth in the rules and regulations of the SEC in order to be eligible for inclusion in the proxy statement for that meeting.  To nominate a trust manager before the next annual meeting, submit the nomination to us as described on page 7.

ADDITIONAL INFORMATION

Electronic Availability of Proxy Statement and Annual Report

As permitted by SEC rules, we are making this proxy statement and our annual report available to shareholders electronically via the Internet at www.proxyvote.com and under the Investor Relations section of our website at www.weingarten.com under "SEC Filings."  On March 25, 2011, we began mailing to our shareholders a notice containing instructions on how to access this proxy statement and our annual report and how to vote online.  If you received that notice, you will not receive a printed copy of the proxy materials unless you request it by following the instructions for requesting such materials contained on the notice or set forth in the following paragraph.

If you received a paper copy of this proxy statement by mail and you wish to receive a notice of availability of next year's proxy statement either in paper form or electronically via e-mail, you can elect to receive a paper notice of availability by mail or an e-mail message that will provide a link to these documents on our website.  By opting to receive the notice of availability and accessing your proxy materials online, you will save us the cost of producing and mailing documents to you, reduce the amount of mail you receive and help preserve environmental resources.  Registered shareholders may elect to receive electronic proxy and annual report access or a paper notice of availability for future annual meetings by registering online at www.weingarten.com under "Investor Relations."  If you received electronic or paper notice of availability of these proxy materials and wish to receive paper delivery of a full set of future proxy materials, you may do so at the same location.  Beneficial or "street name" shareholders who wish to elect one of these options may also do so under the Investor Relations section of our website at www.weingarten.com.

Reduce Duplicate Mailings

We are required to provide an annual report and proxy statement or notice of availability of these materials to all shareholders of record.  If you have more than one account in your name or at the same address as other shareholders, we or your broker may discontinue mailings of multiple copies.  If you wish to receive separate mailings for multiple accounts at the same address, you should mark the designated box on your proxy card.  If you are voting by telephone or the Internet and you wish to receive multiple copies, you may notify us at the address and phone number at the end of the following paragraph if you are a shareholder of record or notify your broker if you hold through a broker.

Once you have received notice from your broker or us that they or we will discontinue sending multiple copies to the same address, you will receive only one copy until you are notified otherwise or until you revoke your consent.  If you received only one copy of this proxy statement and the annual report or notice of availability of these materials and wish to receive a separate copy for each shareholder at your household, or if, at any time, you wish to resume receiving separate proxy statements or annual reports or notices of availability, or if you are receiving multiple statements and reports and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares.  You can notify us by sending a written request to  Weingarten Realty Investors, 2600 Citadel Plaza Drive, Suite 125, Houston, Texas 77008, Attention: Investor Relations, or by contacting us at either (800) 298-9974 or (713) 866-6000, and we will promptly deliver additional materials as requested.

WEINGARTEN REALTY INVESTOR
ATTENTION: M. Candace DuFour
2600 CITADEL PLAZA DRIVE
SUITE 125
HOUSTON, TX 77008

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 3, 2011. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our Company in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 3, 2011. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M32433-P07624 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

WEINGARTEN REALTY INVESTOR

The Board of Trust Managers recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Trust Managers	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01) Stanford Alexander
02) Andrew M. Alexander
03) James W. Crownover
04) Robert J. Cruikshank
05) Melvin A. Dow
06) Stephen A. Lasher
07) Douglas W. Schnitzer
08) C. Park Shaper
09) Marc J. Shapiro

The Board of Trust Managers recommends you vote FOR the following proposals:

	For	Against	Abstain
2. Ratification of the appointment of the Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.	☐	☐	☐
3. To approve, by non-binding vote, executive compensation.	☐	☐	☐

The Board of Trust Managers recommends you vote FOR 3 YEARS on the following proposal:

	1 Year	2 Years	3 Years	Abstain
4. To recommend, by non-binding vote, the frequency of executive compensation votes.	☐	☐	☐	☐

For address change/comments, mark here. ☐
(see reverse for instructions)

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Annual Report and Notice and Proxy Statement are available at www.proxyvote.com.

M32434-P07624

Weingarten Realty Investors
Annual Meeting of Shareholders
May 4, 2011
This Proxy is Solicited on Behalf of the Board of Trust Managers

The shareholder of Weingarten Realty Investors, a Texas real estate investment trust, whose name and signature appear on the reverse side of this card, hereby appoints Stanford Alexander and Andrew M. Alexander, or each of them, the proxies of the shareholder, each with full power of substitution, to vote at the annual meeting, and at any adjournments of the annual meeting, all common shares of beneficial interest ("common shares") of Weingarten that the shareholder is entitled to vote at the annual meeting, in the manner shown on the reverse side of this card.

The common shares represented hereby will be voted in accordance with the shareholder's directions on the reverse side of this card. If no direction is given, the shares represented by this proxy will be voted FOR, on proposals 1, 2, 3, and FOR 3 Years on proposal 4. On any other matters that may properly come before the annual meeting or any adjournments thereof, subject to limitations set forth in applicable regulations under the Securities Exchange Act of 1934, the shares will be voted at the proxies' discretion.

The undersigned hereby revokes any proxy previously given with respect to Weingarten's common shares, and hereby ratifies and confirms all that the proxies, their substitutes or any of them may lawfully do by virtue hereof.

Address Change/Comments: ______________________________

____

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side